AIA® Document A133™ – 2019

Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price

AGREEMENT made as of the day of in the year Two Thousand Twenty One
(In words, indicate day, month, and year.)

BETWEEN the Owner:
(Name, legal status, address, and other information)

Krystal Biotech, Inc.
2100 Wharton Street
Suite 701
Pittsburgh, PA 15203

and the Construction Manager:
(Name, legal status, address, and other information)

The Whiting-Turner Contracting Company
300 East Joppa Road
Baltimore, MD 21286

for the following Project:
(Name, location, and detailed description)

Krystal Biotech Facility
7001 International Drive
Coraopolis, PA 15108

The Architect:
(Name, legal status, address, and other information)

Clark, Richardson & Biskup Consulting Engineers, Inc.
220 W. Germantown Pike
Suite 170
Plymouth Meeting, PA 19462

The Owner and Construction Manager agree as follows.

ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An *Additions and Deletions Report* that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

AIA Document A201™–2017, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

TABLE OF ARTICLES

ARTICLE 1 INITIAL INFORMATION

§ 1.1 This Agreement is based on the Initial Information set forth in this Section 1.1.
(For each item in this section, insert the information or a statement such as "not applicable" or "unknown at time of execution.")

§ 1.1.1 The Owner's program for the Project, as described in Section 4.1.1:
(Insert the Owner's program, identify documentation that establishes the Owner's program, or state the manner in which the program will be developed.)

Preliminary Design Report dated 5/7/2020 and the Preliminary Design Report Addendum dated 6/5/2020 attached hereto as Exhibit C_

§ 1.1.2 The Project's physical characteristics:
(Identify or describe pertinent information about the Project's physical characteristics, such as size; location; dimensions; geotechnical reports; site boundaries; topographic surveys; traffic and utility studies; availability of public and private utilities and services; legal description of the site, etc.)

C-100 Site Plan and C-050 Existing Conditions dated 6/23/2020 attached hereto as Exhibit D_.

§ 1.1.3 The Owner's budget for the Guaranteed Maximum Price, as defined in Article 6:
(Provide total and, if known, a line item breakdown.)

N/A

§ 1.1.4 The Owner's anticipated design and construction milestone dates:

.1 Design phase milestone dates, if any:

Issued for Permit set – TBD
Issued for Bid set -- 11/24/2020
Issued for Construction set – 4/15/21

.2 Construction commencement date:

Construction Manager has been engaged pursuant to a written Letter of Intent dated December 30, 2020 ("LOI") to perform certain services and Work prior to the execution of this Agreement and the Exhibit A-Guaranteed Maximum Price ("GMP") Amendment the ("Pre-GMP Period"). All services and Work pursuant thereto shall be deemed to have been performed under this Agreement. A true and correct copy of the LOI is attached hereto and incorporated herein as Exhibit E. On site Work will commence prior to the issuance of a building permit in preparation for construction. Such Work shall be billed as the Pre-GMP and is to be paid under the LOI.
The Owner and Construction Manager agree that since the execution of the LOI (which incorporates the BAFO), the parties are adjusting the Project Schedule and BAFO General Conditions. Such changes are reflected in the Exhibits hereto or will be further modified in writing. The Exhibits shall supersede any conflicting information in the LOI or BAFO.

.3 Substantial Completion date or dates:

Phased in accordance with 1.1.4.4

.4 Other milestone dates:

See Whiting-Turner schedule dated February 2021

§ 1.1.5 The Owner's requirements for accelerated or fast-track scheduling, or phased construction, are set forth below:
(Identify any requirements for fast-track scheduling or phased construction.)

1. Prepurchase of Long Lead Equipment
2. Phased construction in accordance with 1.1.4.4

§ 1.1.6 The Owner's anticipated Sustainable Objective for the Project:
(Identify and describe the Owner's Sustainable Objective for the Project, if any.)

There are no anticipated Sustainable Objectives.

(Paragraph deleted)
§ 1.1.7 Other Project information:
(Identify special characteristics or needs of the Project not provided elsewhere.)

Construction Manager is advised that the Work is to be performed on land owned by the Allegheny Airport Authority and adjacent to Pittsburgh International Airport ("Airport"). Construction Manager's Work may not interfere with or be detrimental to any operations or the Airport.

§ 1.1.8 The Owner identifies the following representative in accordance with Section 4.2 and in accordance with Section 1.1.9 below:
(List name, address, and other contact information.)
Stantec Consulting Services, Inc
475 Fifth Avenue, Fl 12
New York, NY 10017

Michael Kempin, AIA

§ 1.1.9 The persons or entities, in addition to the Owner's representative, who are required to review the Construction Manager's submittals to the Owner are as follows:
(List name, address and other contact information.)

The Owner has engaged Stantec to assist the Owner with the administration of the Project. As used for administrative purposes herein and in the A201-2017 General Conditions, as amended, the Owner shall mean Stantec. Stantec shall receive all project documentation that is to be provided to the Owner, shall coordinate the activities of the Owner, and shall review Construction Manager's Work. The services and role of Stantec shall not relieve the Construction Manager of any obligations under the Contract Documents or implied by law. It is expressly acknowledged and agreed that Stantec shall have no authority, express or implied, to bind the Owner.

Only Kate Romano shall have authority to bind the Owner.

§ 1.1.10 The Owner shall retain the following consultants and contractors:
(List name, legal status, address, and other contact information.)

.1 Geotechnical Engineer:

n/a

.2 Civil Engineer:

n/a

.3 Other, if any:
(List any other consultants retained by the Owner, such as a Project or Program Manager.)

Security Consultant (Ross and Baruzzini), Equipment Consultant (SMW), IT Consultant (TBD), Furniture Vendor (TBD), Commissioning Agent(TBD)
Process Controls System Integrator (PCS)
Special Inspections (Intertek-PSI)

§ 1.1.11 The Architect's representative:
(List name, address, and other contact information.)

Michael Asher
Clark, Richardson & Biskup Consulting Engineers, Inc.
220 West Germanton Pike, Suite 170
Plymouth Meeting, PA 19462

§ 1.1.12 The Construction Manager identifies the following representative in accordance with Article 3:
(List name, address, and other contact information.)

Stacy Percoski
The Whiting-Turner Contracting Company
300 East Joppa Road
Baltimore, MD 21286

§ **1.1.13** The Owner's requirements for the Construction Manager's staffing plan for Preconstruction Services, as required under Section 3.1.9:
(List any Owner-specific requirements to be included in the staffing plan.)

See Whiting-Turner Organization Chart attached hereto and incorporated herein as Exhibit F.

§ **1.1.14** The Owner's requirements for subcontractor procurement for the performance of the Work:
(List any Owner-specific requirements for subcontractor procurement.)

The Owner anticipates that Construction Manager will engage certain subcontractor for design-assistance during the preconstruction phase. All such subcontracts and/or purchase orders shall provide for transfer of any and all design documents to the Owner upon payment. Nothing shall require that said subcontractors be engaged for construction phase services.

§ **1.1.15** Other Initial Information on which this Agreement is based:

§ **1.2** The Owner and Construction Manager may rely on the Initial Information as modified hereby. Both parties agree that since the issuance of the Initial Information and execution of the LOI, the parties are adjusting the Project Schedule and Owner's budget. Such changes are reflected in the Exhibits hereto which shall supersede any conflicting information in the LOI.

§ **1.3** The Construction Manager's representative shall not be changed without ten days' prior notice to the Owner.

ARTICLE 2 GENERAL PROVISIONS

§ 2.1 The Contract Documents

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), as amended, Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement, and Modifications issued after execution of this Agreement, all of which form the Contract and are as fully a part of the Contract as if attached to this Agreement or repeated herein. Upon the Owner's acceptance of the Construction Manager's Guaranteed Maximum Price proposal, the Contract Documents will also include the documents described in Section 3.2.3 and identified in the Guaranteed Maximum Price Amendment and revisions prepared by the Architect and furnished by the Owner as described in Section 3.2.8. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern. An enumeration of the Contract Documents, other than a Modification, appears in Article 15.

§ 2.2 Relationship of the Parties

The Construction Manager accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Construction Manager's skill and judgment in furthering the interests of the Owner to furnish efficient construction administration, management services, and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner's interests. The Owner agrees to furnish or approve, in a timely manner, information required by the Construction Manager and to make payments to the Construction Manager in accordance with the requirements of the Contract Documents. Nothing in this Agreement is intended to create a fiduciary duty or fiduciary relationship between the Construction Manager and the Owner in connection with any of the obligations of the Parties to this Agreement, except to the extent expressly provided.

§ 2.3 General Conditions

§ **2.3.1** For the Preconstruction Phase, AIA Document A201™–2017, General Conditions of the Contract for Construction, as amended, shall apply as follows: Section 1.5, Ownership and Use of Documents; Section 1.7, Digital Data Use and Transmission; Section 1.8, Building Information Model Use and Reliance; Section 2.2.4, Confidential

Information; Section 3.12.10, Professional Services; Section 10.3, Hazardous Materials; Section 13.1, Governing Law. The term "Contractor" as used in A201–2017 shall mean the Construction Manager. Any reference herein as to Sections of the A201-2017 General Conditions shall mean the Sections as amended. It is agreed that the Construction Manager shall not be responsible for the errors or omissions of the Architect and that Construction Manager is only responsible for the professional services that it provides pursuant to the terms of this Agreement.

§ 2.3.2 For the Construction Phase, the general conditions of the contract shall be as set forth in A201–2017, which document is incorporated herein by reference. The term "Contractor" as used in A201–2017 shall mean the Construction Manager.

ARTICLE 3 CONSTRUCTION MANAGER'S RESPONSIBILITIES

The Construction Manager's Preconstruction Phase responsibilities are set forth in Sections 3.1 and 3.2, and in the applicable provisions of A201-2017 referenced in Section 2.3.1. The Construction Manager's Construction Phase responsibilities are set forth in Section 3.3. The Owner and Construction Manager may agree, in consultation with the Architect, for the Construction Phase to commence prior to completion of the Preconstruction Phase, in which case, both phases will proceed concurrently. The Construction Manager shall identify a representative authorized to act on behalf of the Construction Manager with respect to the Project.

§ 3.1 Preconstruction Phase

§ 3.1.1 Extent of Responsibility

The Construction Manager shall exercise reasonable care in performing its Preconstruction Services. The Owner and Architect shall be entitled to rely on, and shall not be responsible for, the accuracy, completeness, and timeliness of services and information furnished by the Construction Manager. The Construction Manager, however, does not warrant or guarantee estimates and schedules except as may be included as part of the Guaranteed Maximum Price. The Construction Manager is not required to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Construction Manager shall promptly report to the Architect and Owner any nonconformity discovered by or made known to the Construction Manager as a request for information in such form as the Architect may require. The Construction Manager shall perform a constructability review to identify conflicts and omitted items, among other things.

§ 3.1.2 The Construction Manager shall provide a preliminary evaluation of the Owner's program, schedule and construction budget requirements, each in terms of the other, and such services as set forth in the LOI as adjusted by the Exhibits hereto.

§ 3.1.3 Consultation

§ 3.1.3.1 The Construction Manager shall schedule and conduct meetings with the Architect and Owner to discuss such matters as procedures, progress, coordination, and scheduling of the Work.

§ 3.1.3.2 The Construction Manager shall advise the Owner and Architect on proposed site use and improvements, selection of materials, building systems, and equipment. The Construction Manager shall also provide recommendations to the Owner and Architect, consistent with the Project requirements, on constructability; availability of materials and labor; time requirements for procurement, installation and construction; prefabrication; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions. The Construction Manager shall consult with the Architect regarding professional services to be provided by the Construction Manager during the Construction Phase.

§ 3.1.3.3 The Construction Manager shall assist the Owner and Architect in establishing building information modeling and digital data protocols for the Project, using AIA Document E203™–2013, Building Information Modeling and Digital Data Exhibit, to establish the protocols for the development, use, transmission, and exchange of digital data.

§ 3.1.4 Project Schedule

When Project requirements in Section 4.1.1 have been sufficiently identified, the Construction Manager shall prepare and monthly update a Project schedule for the Architect's review and the Owner's acceptance. The Construction Manager shall obtain the Architect's approval for the portion of the Project schedule relating to the performance of the Architect's services. The Project schedule shall coordinate and integrate the Construction Manager's services, the Architect's services, other Owner consultants' services, and the Owner's responsibilities; and identify items that affect the Project's timely completion. The updated Project schedule shall include the following: submission of the Guaranteed Maximum

Price proposal; components of the Work; times of commencement and completion required of each Subcontractor; review and approval of submittals, ordering and delivery of products, including those that must be ordered in advance of construction; and the occupancy requirements of the Owner.

§ 3.1.5 Phased Construction
The Construction Manager, in consultation with the Architect, shall provide recommendations with regard to accelerated or fast-track scheduling, procurement, and sequencing for phased construction. The Construction Manager shall take into consideration cost reductions, cost information, constructability, provisions for temporary facilities, and procurement and construction scheduling issues.

§ 3.1.6 Cost Estimates
§ 3.1.6.1 Based on the preliminary design and other design criteria issued for bidding prepared by the Architect, the Construction Manager shall prepare, for the Architect's review and the Owner's approval, preliminary estimates of the Cost of the Work or the cost of program requirements using area, volume, or similar conceptual estimating techniques. If the Architect or Construction Manager suggests alternative materials and systems, the Construction Manager shall provide cost evaluations of those alternative materials and systems.

§ 3.1.6.2 The Construction Manager shall include in the estimate those costs to allow for the further development of the design, price escalation, and market conditions, until such time as the Owner and Construction Manager agree on a Guaranteed Maximum Price for the Work. The estimate shall be provided for the Architect's review and the Owner's approval. The Construction Manager shall inform the Owner and Architect in the event that the estimate of the Cost of the Work exceeds the latest approved Project budget, and make recommendations for corrective action.

§ 3.1.6.3 If the Architect is providing cost estimating services as a Supplemental Service, and a discrepancy exists between the Construction Manager's cost estimates and the Architect's cost estimates, the Construction Manager and the Architect shall work together to reconcile the cost estimates.

§ 3.1.7 As the Architect progresses with the preparation of the Construction Documents, the Construction Manager shall consult with the Owner and Architect and make recommendations regarding constructability and schedules, for the Architect's review and the Owner's approval.

§ 3.1.8 The Construction Manager shall provide recommendations and information to the Owner and Architect regarding equipment, materials, services, and temporary Project facilities.

§ 3.1.9 The Construction Manager shall provide a staffing plan for Preconstruction Phase services for the Owner's review and approval.

§ 3.1.10 If the Owner identified a Sustainable Objective in Article 1, the Construction Manager shall fulfill its Preconstruction Phase responsibilities as required in AIA Document E234™–2019, Sustainable Projects Exhibit, Construction Manager as Constructor Edition, attached to this Agreement.

§ 3.1.11 Subcontractors and Suppliers
§ 3.1.11.1 If the Owner has provided requirements for subcontractor procurement in section 1.1.14, the Construction Manager shall provide a subcontracting plan, addressing the Owner's requirements, for the Owner's review and approval.

§ 3.1.11.2 The Construction Manager shall develop bidders' interest in the Project and shall furnish to the Architect, Owner's Representative and Owner for their review a list of possible, pre-qualified, bondable subcontractors and suppliers.

§ 3.1.11.3 The processes described in Article 9 shall apply if bid packages will be issued during the Preconstruction Phase.

§ 3.1.12 Procurement
The Construction Manager shall prepare, for the Architect's review and the Owner's acceptance, a procurement schedule for items that must be ordered in advance of construction. The Construction Manager shall expedite and coordinate the ordering and delivery of materials that must be ordered in advance of construction. If the Owner agrees to procure any items prior to the establishment of the Guaranteed Maximum Price, the Owner shall procure the items on terms and conditions acceptable to the Construction Manager. Upon the establishment of the Guaranteed Maximum Price, the

Owner shall assign all contracts for these items to the Construction Manager and the Construction Manager shall thereafter accept responsibility for them.

§ 3.1.13 Compliance with Laws
In accordance with the terms of the Contract Documents, the Construction Manager shall comply with applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to its performance of the Work under this Contract, and with equal employment opportunity programs, and other programs as may be required by governmental and quasi-governmental authorities.

§ 3.1.14 Other Preconstruction Services
Insert a description of any other Preconstruction Phase services to be provided by the Construction Manager, or reference an exhibit attached to this document
(Describe any other Preconstruction Phase services, such as providing cash flow projections, development of a project information management system, early selection or procurement of subcontractors, etc.)

Such services as set forth in the LOI as amended by the Exhibits attached hereto.

§ 3.2 Guaranteed Maximum Price Proposal
§ 3.2.1 At a time to be mutually agreed upon by the Owner and the Construction Manager, the Construction Manager shall prepare a Guaranteed Maximum Price ("GMP") proposal for the Owner's and Architect's review, and the Owner's acceptance. The Guaranteed Maximum Price in the proposal shall be the sum of the Construction Manager's estimate of the Cost of the Work, the Construction Manager's contingency described in Section 3.2.4, and the Construction Manager's Fee described in Section 6.1.2. The Construction Manager's contingency will be established and agreed upon in the Guaranteed Maximum Price Amendment.

§ 3.2.2 To the extent that the Contract Documents are anticipated to require further development, the Guaranteed Maximum Price includes the costs attributable to such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include changes in scope, systems, kinds and quality of materials, finishes, or equipment, all of which, if required, shall be incorporated by Change Order. Construction Manager, in preparing the proposed GMP, shall have the responsibility of performing a constructability review to assure the GMP drawings, specifications, construction holds, construction allowances, alternatives, assumption, and clarifications are an accurate and complete statement of the Construction Manager's intent.

§ 3.2.3 The Construction Manager shall include with the Guaranteed Maximum Price proposal a written statement of its basis, which shall include the following:

- **.1** A list of the Drawings and Specifications, including all Addenda thereto, and the Conditions of the Contract;
- **.2** A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal, including assumptions under Section 3.2.2;
- **.3** A statement of the proposed Guaranteed Maximum Price, including a statement of the estimated Cost of the Work organized by trade categories or systems, including allowances; the Construction Manager's contingency set forth in Section 3.2.4; construction logistics plan; construction schedule and utility rough-in schedule (Exhibit G hereto) and separate list of all Holds (identified item properly chargeable as a Cost of the Work but is not specifically indicated in the Contract Document ("Holds")), allowances, and Alternatives, and the Construction Manager's Fee, General Conditions, insurances as provided herein;
- **.4** The anticipated date of Substantial Completion upon which the proposed Guaranteed Maximum Price is based; and
- **.5** A date by which the Owner must accept the Guaranteed Maximum Price.

§ 3.2.4 In preparing the Construction Manager's Guaranteed Maximum Price proposal, the Construction Manager shall disclose to the Owner and Owner shall agree on the contingency for the Construction Manager's use to cover those costs that are included in the Guaranteed Maximum Price and properly chargeable as a Cost of the Work, but not otherwise allocated to another line item or included in a Change Order as provided herein. The use of the Construction Contingency by the Construction Manager is subject to the approval of the Owner as hereafter set forth. The GMP shall include Holds which may or may not be exceeded. To the extent that funds associated with a particular Hold are not used, they will be

credited to the contingency. To the extent that funds associated with a particular Hold exceeds the value of the Hold in the GMP, the contingency shall be used.

The Guaranteed Maximum Price includes a Contingency. The Contingency is not intended to be used for any changes in scope, systems, kinds, qualities, quantities of materials, finishes or equipment from that shown on the Contract Documents, any of which, if required, may be the basis for Change Order in accordance with this Agreement unless such is incorporated into the Guaranteed Maximum Price Amendment. The Contingency may be used for, but shall not be limited to, adjustments in estimated costs, and other items which arise during the course of the Project which in the reasonable judgment of the Construction Manager and Owner shall be included in the Cost of the Work. The Contingency may not be used if there is a line item within the Cost of the Work schedule of values that has not been exhausted to which the cost may be charged. Further, the Construction Manager shall not use the Contingency to cover an error in installation by Construction Manager or any of its subcontractors, correction of non-conforming Work, repairs, damage to the extent caused by Contractor or subcontractors, or overtime costs and/or additional supervision where caused by Construction Manager's failure to manage the Project or from delay caused by a Subcontractor or one for whom the Construction Manager is responsible. It is acknowledged and agreed that notwithstanding the foregoing, the Construction Manager may request to use Contingency for increased material costs or material delays due to circumstances beyond Construction Manager's control pursuant to Article 8.3.1.1 of the General Conditions relating to COVID-19. The Construction Manager may also request to the use of contingency for the betterment of the Project and shall provide the Owner with justification for the same. The Construction Manager shall obtain the Owner's prior written approval for the use of the Contingency for any items in the aggregate amount of $7,500 for any given month, which approval shall not be unreasonably withheld.

The Construction Manager shall submit to the Owner a written request to use an amount from the Contingency which would result in the $7,500 threshold being exceeded. The Contingency request shall include detailed information in terms of labor and material costs and schedule impact. The Owner shall approve or object within five business days of receipt of said Request and supporting documentation from the Construction Manager. In the event of exigent circumstances where a review period of five business days will unnecessarily impact the Contract Time or Contract Sum, Construction Manager shall immediately advise the Owner and request expedited written approval.

§ 3.2.5 The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal. In the event that the Owner or Architect discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis, or both.

§ 3.2.6 If the Owner notifies the Construction Manager that the Owner has accepted the Guaranteed Maximum Price proposal in writing before the date specified in the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price proposal shall be deemed effective without further acceptance from the Construction Manager. Following acceptance of a Guaranteed Maximum Price, the Owner and Construction Manager shall execute the Guaranteed Maximum Price Amendment amending this Agreement, a copy of which the Owner shall provide to the Architect. The Guaranteed Maximum Price Amendment shall set forth the agreed upon Guaranteed Maximum Price with the information and assumptions upon which it is based.

§ 3.2.7 The Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work prior to the execution of the Guaranteed Maximum Price Amendment, unless the Owner provides prior written authorization for such costs.

§ 3.2.8 The Owner shall authorize preparation of revisions to the Contract Documents that incorporate the agreed-upon assumptions and clarifications contained in the Guaranteed Maximum Price Amendment. The Owner shall promptly furnish such revised Contract Documents to the Construction Manager. The Construction Manager shall notify the Owner and Architect of any inconsistencies between the agreed-upon assumptions and clarifications contained in the Guaranteed Maximum Price Amendment and the revised Contract Documents.

§ 3.2.9 The Construction Manager shall include in the Guaranteed Maximum Price all sales, consumer, use and similar taxes for the Work provided by the Construction Manager that are legally enacted, whether or not yet effective, at the time the Guaranteed Maximum Price Amendment is executed.

§ 3.3 Construction Phase

§ 3.3.1 General

§ 3.3.1.1 For purposes of Section 8.1.2 of A201–2017, the date of commencement of the Work shall mean the date of commencement of the Construction Phase.

§ 3.3.1.2 The Construction Phase shall commence as set forth in Section 1.1.4. The written agreement shall set forth a description of the Work to be performed by the Construction Manager, and any insurance and bond requirements for Work performed prior to execution of the Guaranteed Maximum Price Amendment.

§ 3.3.2 Administration

§ 3.3.2.1 The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress, coordination, scheduling, and status of the Work. The Construction Manager shall prepare and promptly distribute minutes of the meetings to the Owner and Architect.

§ 3.3.2.2 The Construction Manager shall prepare a construction schedule and submittal schedule covering the Pre-GMP Period. Upon the execution of the Guaranteed Maximum Price Amendment, the Construction Manager shall prepare and submit to the Owner and Architect a comprehensive construction schedule for the Work and a submittal schedule in accordance with Section 3.10 of A201–2017. Such Work shall be completed by the date of Substantial Completion identified in the agreed upon Construction Schedule per Phase. Upon request, the Construction Manager shall provide the Owner will all native data used to prepare the Construction Schedule and shall provide the Owner with electronic copies of the Construction Schedule.

§ 3.3.2.3 Monthly Report

The Construction Manager shall record the progress of the Project. On a monthly basis, or otherwise as agreed to by the Owner, the Construction Manager shall submit written progress reports to the Owner and Architect, showing percentages of completion and other information required by the Owner.

§ 3.3.2.4 Daily Logs

The Construction Manager shall keep, and make available to the Owner and Architect, a daily log containing a record for each day of weather, portions of the Work in progress, number of workers on site, identification of equipment on site, problems that might affect progress of the work, accidents, injuries, and other information required by the Owner.

§ 3.3.2.5 Cost Control

The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect and shall provide this information in its monthly reports to the Owner and Architect, in accordance with Section 3.3.2.3 above.

ARTICLE 4 OWNER'S RESPONSIBILITIES

§ 4.1 Information and Services Required of the Owner

§ 4.1.1 The Owner shall provide information with reasonable promptness, regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner's objectives, constraints, and criteria, including schedule, space requirements and relationships, flexibility and expandability, special equipment, systems, sustainability and site requirements.

(Paragraph deleted)

§ 4.1.2 The Owner, a publicly traded company, has provided public information evidencing that financial arrangements have been made to fulfill the Owner's obligations under this Agreement. The Owner will continue to post its federally required financial information which shall be available to the Construction Manager.

§ 4.1.3 The Owner shall establish and periodically update the Owner's budget for the Project, including (1) the budget for the Cost of the Work as defined in Article 7, (2) the Owner's other costs, and (3) reasonable contingencies related to all of these costs. If the Owner significantly increases or decreases the Owner's budget for the Cost of the Work, the Owner shall notify the Construction Manager and Architect. The Owner and the Architect, in consultation with the Construction Manager, shall thereafter agree to a corresponding change in the Project's scope and quality.

§ 4.1.4 Structural and Environmental Tests, Surveys and Reports. During the Preconstruction Phase, the Owner shall furnish the following information or services with reasonable promptness upon written request of the Construction Manager. The Owner shall also furnish any other information or services under the Owner's control and relevant to the Construction Manager's performance of the Work with reasonable promptness after receiving the Construction Manager's written request for such information or services. The Construction Manager shall be entitled to rely on the accuracy of information and services furnished by the Owner unless it has knowledge that such information is incorrect, but shall exercise proper precautions relating to the safe performance of the Work.

§ 4.1.4.1 The Owner shall furnish tests, inspections, and reports, required by law and as otherwise agreed to by the parties, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

§ 4.1.4.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project upon written request, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and other necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

§ 4.1.4.3 The Owner, when such services are requested in writing, shall furnish services of geotechnical engineers, which may include test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations.

§ 4.1.5 During the Construction Phase, the Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner's control and relevant to the Construction Manager's performance of the Work with reasonable promptness after receiving the Construction Manager's written request for such information or services.

§ 4.1.6 If the Owner identified a Sustainable Objective in Article 1, the Owner shall fulfill its responsibilities as required in AIA Document E234™–2019, Sustainable Projects Exhibit, Construction Manager as Constructor Edition, attached to this Agreement.

§ 4.2 Owner's Designated Representative

The Owner shall identify a representative authorized to act on behalf of the Owner with respect to the Project as provided herein. The Owner's representative shall render decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2.1 of A201–2017, the Architect does not have such authority. The term "Owner" means the Owner or the Owner's authorized representative.

§ 4.2.1 Legal Requirements. The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner's needs and interests.

§ 4.3 Architect

The Owner shall retain an Architect to provide construction administration services, duties and responsibilities, including any additional services requested by the Construction Manager that are necessary for the Preconstruction and Construction Phase services under this Agreement.

ARTICLE 5 COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

§ 5.1 Compensation

§ 5.1.1 For the Construction Manager's Preconstruction Phase services described in Sections 3.1 and 3.2, the Owner shall compensate the Construction Manager as follows:

(Insert amount of, or basis for, compensation and include a list of reimbursable cost items, as applicable.)

§ 5.1.2 The hourly billing rates for Preconstruction Phase services of the Construction Manager and the Construction Manager's Consultants and Subcontractors, if any, are set forth below.
(If applicable, attach an exhibit of hourly billing rates or insert them below.)

See Whiting-Turner Rate Schedule attached hereto and incorporated herein as Exhibit H. Such rates shall be all inclusive of the items set forth in Section 5.1.2.1 below.

Individual or Position	Rate

§ 5.1.2.1 Hourly billing rates for Preconstruction Phase services include all costs to be paid or incurred by the Construction Manager, as required by law or collective bargaining agreements, for taxes, insurance, contributions, assessments and benefits and, for personnel not covered by collective bargaining agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, and shall remain unchanged unless the parties execute a Modification.

§ 5.1.3 If the Preconstruction Phase services covered by this Agreement have not been completed by March 31, 2021, through no fault of the Construction Manager, the Construction Manager's compensation for Preconstruction Phase services shall be equitably adjusted.

§ 5.2 Payments
§ 5.2.1 Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed.

§ 5.2.2 Payments are due and payable upon presentation of the Construction Manager's invoice. Amounts unpaid sixty (60) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Construction Manager.
(Insert rate of monthly or annual interest agreed upon.)

per annum interest shall be prime rate as set forth in the Money Section of the *Wall Street Journal* as of the date of execution of this Agreement %

ARTICLE 6 COMPENSATION FOR CONSTRUCTION PHASE SERVICES

§ 6.1 Contract Sum
§ 6.1.1 The Owner shall pay the Construction Manager the Contract Sum in current funds for the Construction Manager's performance of the Contract after execution of the Guaranteed Maximum Price ("GMP") Amendment. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Construction Manager's Fee.

§ 6.1.2 The Construction Manager's Fee:
(State a lump sum, percentage of Cost of the Work or other provision for determining the Construction Manager's Fee.)

Construction Manager's Fee will be One and three quarter's percent (1.75%) % of the Cost of Work. The Construction Manager shall provide a credit of One Hundred Fifty Thousand Dollars ($150,000) to its first Application for Payment after execution of the GMP Amendment.

§ 6.1.3 The method of adjustment of the Construction Manager's Fee for changes in the Work:

One and three quarter's percent (1.75%) on Contract Changes result in an increase or decrease to the GMP

§ 6.1.4 Limitations, if any, on a Subcontractor's overhead and profit for increases in the cost of its portion of the Work:

See General Conditions, as amended, for limitations

§ 6.1.5 Rental rates for Construction Manager-owned equipment shall not exceed the reasonable standard rental rate paid at the place of the Project.

§ 6.1.6 Liquidated damages, if any:

(Insert terms and conditions for liquidated damages, if any.)

N/A

§ 6.1.7 Other:
(Insert provisions for bonus, cost savings or other incentives, if any, that might result in a change to the Contract Sum.)

If at the completion of the Project the actual Cost of the Work is less than the GMP as adjusted by Change Order, the difference shall be deemed to be "Savings". All Savings shall inure to the benefit of the Owner.

§ 6.2 Guaranteed Maximum Price
The Construction Manager guarantees that the Contract Sum shall not exceed the Guaranteed Maximum Price set forth in the Guaranteed Maximum Price Amendment, subject to additions and deductions by Change Order as provided in the Contract Documents. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Construction Manager without reimbursement by the Owner.

§ 6.3 Changes in the Work
§ 6.3.1 The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Owner shall issue such changes in writing. The Construction Manager may be entitled to an equitable adjustment in the Contract Time as a result of changes in the Work.

§ 6.3.1.1 The Architect may order minor changes in the Work as provided in Article 7 of AIA Document A201–2017, General Conditions of the Contract for Construction.

§ 6.3.2 Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of the Guaranteed Maximum Price Amendment may be determined by any of the methods listed in Article 7 of AIA Document A201–2017, General Conditions of the Contract for Construction.

§ 6.3.3 Adjustments to subcontracts awarded on the basis of a stipulated sum shall be determined in accordance with Article 7 of A201–2017, as they refer to "cost" and "fee," and not by Articles 6 and 7 of this Agreement. Adjustments to subcontracts awarded with the Owner's prior written consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

§ 6.3.4 In calculating adjustments to the Guaranteed Maximum Price, the terms "cost" and "costs" as used in Article 7 of AIA Document A201–2017 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the term "fee" shall mean the Construction Manager's Fee as defined in Section 6.1.2 of this Agreement.

§ 6.3.5 If no specific provision is made in Section 6.1.3 for adjustment of the Construction Manager's Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Section 6.1.3 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager's Fee shall be equitably adjusted on the same basis that was used to establish the Fee for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7 COST OF THE WORK FOR CONSTRUCTION PHASE
§ 7.1 Costs of the Work to Be Reimbursed
§ 7.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Construction Manager in the proper performance of the Work. The Cost of the Work shall include only the items set forth in Sections 7.1 through 7.7.

§ 7.1.2 Where, pursuant to the Contract Documents, any cost is subject to the Owner's prior approval, the Construction Manager shall obtain such approval in writing prior to incurring the cost.

§ 7.1.3 Costs shall be at rates not higher than the standard rates paid at the place of the Project, except with prior written approval of the Owner.

§ 7.2 Labor Costs

§ 7.2.1 Wages or salaries of construction workers directly employed by the Construction Manager to perform the construction of the Work at the site or, with the Owner's prior approval, at off-site workshops, at the rates set forth on the "Rate Schedule," attached as Exhibit H. Construction Manager shall provide Owner with details in support of all wage rates. Said rates shall be all inclusive of taxes, benefits of whatever kind or nature, vacation, leave, training, safety and insurance. The Construction Manager shall disclose what, if any, portion of any rate is attributable to a vehicle allowance. The Construction Manager shall only be entitled to its Fee on Work performed by individuals/positions set forth on Exhibit H. The Construction Manager may substitute people, as provided herein, at the positions identified on Exhibit H. The Construction Manager may not add positions or individuals to positions without the prior written consent of the Owner. The rates agreed upon Rate Schedule may not be audited.

§ 7.2.2 Wages or salaries of the Construction Manager's supervisory and administrative personnel when stationed at the site and performing Work, with the Owner's prior approval at the rates set forth on the "Rate Schedule" attached as Exhibit H and subject to the above. All of the Construction Manager's own supervisory and administrative personnel which is authorized in this Article 7.2 shall be considered Labor Costs and not General Conditions and the positions and hours billed subject to audit, but not the rates themselves.

§ 7.2.2.1 Wages or salaries of the Construction Manager's supervisory and administrative personnel when performing Work and stationed at a location other than the site, but only for that portion of time required for the Work and limited to the personnel and activities identified on the "Rate Schedule" attached as Exhibit H, and subject to the above.:
(Identify the personnel, type of activity and, if applicable, any agreed upon percentage of time to be devoted to the Work.)

§ 7.2.3 Wages and salaries of the Construction Manager's supervisory or administrative personnel engaged at factories, workshops or while traveling, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work and with the Owner's prior written approval, and at the rate set forth on the "Rate Schedule" attached as Exhibit H.

§ 7.2.4 Costs paid or incurred by the Construction Manager, as required by law or collective bargaining agreements, for taxes, insurance, contributions, assessments and benefits and, for personnel not covered by collective bargaining agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Labor Rates set forth in the Rate Schedule .

§ 7.2.5 If agreed rates for labor costs, in lieu of actual costs, are provided in this Agreement, the rates shall remain unchanged throughout the duration of this Agreement, but subject to the yearly increase as set forth in the particular Rate Schedule.

§ 7.3 Subcontract Costs

Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts and this Agreement. Should Construction Manager require Subcontractors to provide performance and payment bonds, the Owner shall be names as a dual obligee/benefiary on the performance bonds.

§ 7.4 Costs of Materials and Equipment Incorporated in the Completed Construction

§ 7.4.1 Costs, including transportation and storage at the site, of materials and equipment incorporated, or to be incorporated, in the completed construction.

§ 7.4.2 Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner's property at the completion of the Work or, at the Owner's option, shall be sold by the Construction Manager. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 7.5 Costs of Other Materials and Equipment, Temporary Facilities and Related Items

§ 7.5.1 Costs of transportation, storage, installation, dismantling, maintenance, and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment, and tools, that are not fully consumed, shall be based on the

reasonable cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Construction Manager shall mean fair market value.

§ 7.5.2 Reasonable rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site, and the costs of transportation, installation, dismantling, minor repairs, and removal of such temporary facilities, machinery, equipment, and hand tools. Rates and quantities of equipment owned by the Construction Manager, or a related party as defined in Section 7.8, shall be subject to the Owner's prior approval. The total rental cost of any such equipment may not exceed the purchase price of any comparable item.

§ 7.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal.

§ 7.5.4 Costs of the Construction Manager's site office, including general office equipment and supplies.

§ 7.5.5 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner's prior written approval. When materials are stored off site, the Construction Manager shall:

.1 Prepare and file a UCC-1 Financing Statement in the Commonwealth of Pennsylvania
.2 Ensure materials stored off site are specifically identified and marked as owned by the Owner
.3 Provide a release of liens to the Owner
.4 Provide photographs of the marked stored materials
.5 Ensure that the materials are properly secured
.6 Provide evidence that such materials have been insured to the Owner's reasonable satisfaction.

§ 7.6 Miscellaneous Costs

§ 7.6.1 Premiums for that portion of insurance and bonds required by the Contract Documents that can be directly attributed to this Contract and with the Owner's prior written approval. The parties agree on .97% (GLI) and .23% (Builders Risk).

§ 7.6.1.1 Costs for self-insurance, for either full or partial amounts of the coverages required by the Contract Documents, with the Owner's prior written approval.

§ 7.6.1.2 Costs for insurance through a captive insurer owned or controlled by the Construction Manager, with the Owner's prior written approval.

§ 7.6.2 Sales, use, or similar taxes, imposed by a governmental authority, that are related to the Work and for which the Construction Manager is liable.

§ 7.6.3 Fees and assessments for the building permit, and for other permits, licenses, and inspections, for which the Construction Manager is required by the Contract Documents to pay. If the Owner is paying for the building permit, such shall not be included in the Cost of the Work. Any other costs or fees imposed by an issuing authority shall be reimbursed at actual cost and shall not be subject to a Fee.

§ 7.6.4 Fees of laboratories for tests required by the Contract Documents; except those related to defective or nonconforming Work for which reimbursement is excluded under Article 13 of AIA Document A201–2017 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3.

§ 7.6.5 Royalties and license fees paid for the use of a particular design, process, or product, required by the Contract Documents.

§ 7.6.5.1 The cost of defending suits or claims for infringement of patent rights, copyrights or trademarks arising from requirements of the Contract Documents, payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims, and payments of settlements made with the Owner's consent, unless the Construction Manager for designated design or design assist Work had reason to believe that the required design, process, or product was an infringement of a copyright or a patent, and the Construction Manager failed to promptly furnish such information to the Architect as required by Article 3 of AIA Document A201–2017. The costs of legal defenses,

judgments, and settlements shall not be included in the Cost of the Work used to calculate the Construction Manager's Fee or subject to the Guaranteed Maximum Price.

§ 7.6.6 Costs for communications services, electronic equipment, and software, directly related to the Work and located at the site, with the Owner's prior written approval. The Cost of the Work shall not include technology equipment that is customarily provided by the Construction Manager to employees such as cell phones and I-Pads, etc.

§ 7.6.7 Costs of document reproductions and delivery charges.

§ 7.6.8 Subject to the Owner's prior written approval, deposits lost for causes other than the Construction Manager's negligence or failure to fulfill a specific responsibility in the Contract Documents.

§ 7.6.9 Legal, mediation and arbitration costs, including reasonable attorneys' fees, other than those arising from disputes between the Owner and Construction Manager or between Construction Manager and any subcontractor or supplier, reasonably incurred by the Construction Manager after the execution of this Agreement in the performance of the Work and with the Owner's prior written approval. All legal issues which may involve the Owner shall be immediately brought to the attention of the Owner. In no event and notwithstanding anything to the contrary shall the Cost of the Work include damages, losses, expenses, or legal fees and costs associated with a dispute between the Construction Manager and any subcontractor or supplier.

§ 7.6.10 Expenses incurred in accordance with the Construction Manager's standard written personnel policy for relocation and temporary living allowances of the Construction Manager's personnel required for the Work, with the Owner's prior written approval.

§ 7.6.11 That portion of the reasonable expenses of the Construction Manager's supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

§ 7.7 Other Costs and Emergencies

§ 7.7.1 Other costs incurred in the performance of the Work, with the Owner's prior approval.

§ 7.7.2 Costs incurred in taking action to prevent threatened damage, injury, or loss, in case of an emergency affecting the safety of persons and property, as provided in Article 10 of AIA Document A201–2017.

§ 7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Construction Manager, Subcontractors, or suppliers, provided that such damaged or nonconforming Work was not caused by the negligence of, or failure to fulfill a specific responsibility by, the Construction Manager, and only to the extent that the cost of repair or correction is not recovered by the Construction Manager from insurance, sureties, Subcontractors, suppliers, or others. In no event and notwithstanding anything to the contrary herein shall the Cost of the Work include the cost of repair or correction of any defective or deficient Work or warranty items.

§ 7.7.4 The costs described in Sections 7.1 through 7.7 shall be included in the Cost of the Work, notwithstanding any provision of AIA Document A201–2017 or other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Section 7.9.

§ 7.8 Related Party Transactions

§ 7.8.1 For purposes of this Section 7.8, the term "related party" shall mean (1) a parent, subsidiary, affiliate, or other entity having common ownership of, or sharing common management with, the Construction Manager; (2) any entity in which any stockholder in, or management employee of, the Construction Manager holds an equity interest in excess of ten percent in the aggregate; (3) any entity which has the right to control the business or affairs of the Construction Manager; or (4) any person, or any member of the immediate family of any person, who has the right to control the business or affairs of the Construction Manager.

§ 7.8.2 If any of the costs to be reimbursed arise from a transaction between the Construction Manager and a related party, the Construction Manager shall notify the Owner in writing of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction in writing, then the cost incurred shall be included as a cost to be reimbursed, and the Construction Manager shall procure the Work,

equipment, goods, or service, from the related party, as a Subcontractor, according to the terms of Article 9. If the Owner fails to authorize the transaction in writing, the Construction Manager shall procure the Work, equipment, goods, or service from some person or entity other than a related party according to the terms of Article 9.

§ 7.9 Costs Not To Be Reimbursed or Paid

§ 7.9.1 The Cost of the Work shall not include the items listed below:

- **.1** Salaries and other compensation of the Construction Manager's personnel stationed at the Construction Manager's principal office or offices other than the site office, except as specifically provided in Section 7.2, or as may be provided in Article 14;
- **.2** Bonuses, profit sharing, incentive compensation, and any other discretionary payments, paid to anyone hired by the Construction Manager or paid to any Subcontractor or vendor, unless the Owner has provided prior approval;
- **.3** Expenses of the Construction Manager's principal office and offices other than the site office;
- **.4** Overhead and general expenses, except as may be expressly included in Sections 7.1 to 7.7;
- **.5** The Construction Manager's capital expenses, including interest on the Construction Manager's capital employed for the Work;
- **.6** Except as provided in Section 7.7.3 of this Agreement, costs due to the negligence of, or failure to fulfill a specific responsibility of the Contract by, the Construction Manager, Subcontractors, and suppliers, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable;
- **.7** Any cost not specifically and expressly described in Sections 7.1 to 7.7 or the GMP Amendment;
- **.8** Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price, as adjusted pursuant to this Agreement to be exceeded; and
- **.9** Costs for services incurred during the Preconstruction Phase unless agreed to in writing by the Owner and only to the extent of such written authorization.

ARTICLE 8 DISCOUNTS, REBATES, AND REFUNDS

§ 8.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included the amount to be paid, less such discount, in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds, and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be obtained.

§ 8.2 Amounts that accrue to the Owner in accordance with the provisions of Section 8.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 9 SUBCONTRACTS AND OTHER AGREEMENTS

§ 9.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager's own personnel shall be performed under subcontracts or other appropriate agreements with the Construction Manager. The Owner may designate specific persons from whom, or entities from which, the Construction Manager shall obtain bids. The Construction Manager shall obtain bids from prequalified Subcontractors, and from suppliers of materials or equipment fabricated especially for the Work, who are qualified to perform that portion of the Work in accordance with the requirements of the Contract Documents. The Construction Manager shall be responsible for analyzing and then reviewing the complete scope of all bids with the Architect and the Owner, after which time a recommendation will be made to the Owner as to which bids the Construction Manager intends to accept. The Owner then has the right to review the Construction Manager's list of proposed subcontractors and suppliers in consultation with the Architect and, subject to Section 9.1.1, to object to any subcontractor or supplier. Any advice of the Architect, or approval or objection by the Owner, shall not relieve the Construction Manager of its responsibility to perform the Work in accordance with the Contract Documents. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection. The Construction Manager shall sign and hold written contracts with the various Subcontractors and Suppliers and shall be fully responsible to the Owner for their Work.

§ 9.1.1 When a specific subcontractor or supplier (1) is recommended to the Owner by the Construction Manager; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Construction Manager may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the

difference between the bid of the person or entity recommended to the Owner by the Construction Manager and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

§ 9.2 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement and shall not be awarded on the basis of cost plus a fee without the Owner's prior written approval. If a subcontract is awarded on the basis of cost plus a fee, the Construction Manager shall provide in the subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Construction Manager in Article 10.

ARTICLE 10 ACCOUNTING RECORDS

The Construction Manager shall keep full and detailed records and accounts related to the Cost of the Work, and exercise such controls, as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Construction Manager's records and accounts, including complete documentation supporting accounting entries, books, job cost reports, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor's proposals, Subcontractor's invoices, purchase orders, vouchers, memoranda, and other data relating to this Contract. The Construction Manager shall preserve these records for a period of four years after final payment, or for such longer period as may be required by law.

ARTICLE 11 PAYMENTS FOR CONSTRUCTION PHASE SERVICES

§ 11.1 Progress Payments

§ 11.1.1 The Construction Manager shall prepare and submit a preliminary Schedule of Values ("SOV") to the Architect and Owner for review and acceptance as an exhibit to the GMP Amendment. The SOV shall not be front-loaded. Based upon Applications for Payment submitted to the Architect by the Construction Manager, and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum, to the Construction Manager, as provided below and elsewhere in the Contract Documents. With every Application for Payment, Construction Manager shall provide Owner with a live excel file of the G702 and G703. The Applications for Payment shall not include Change Orders which have not been approved by the Owner in writing. The Owner's Representative shall receive a pencil-draft of the Application for Payment and supporting documents as required herein (except for lien releases) from the Construction Manger by the 15th of the month. The Owner's Representative and Construction Manager shall visit the site to confirm Work in place. The Owner's representative shall provide written comment within five (5) business days.

§ 11.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

§ 11.1.3 Provided that an Application for Payment including all supporting documentation is received by the Architect and Owner's Representative not later than the first day of a month, the Owner shall make payment of the amount certified to the Construction Manager not later than the last day of the same month. If an Application for Payment is received by the Architect and Owner's Representative after the application date fixed above, payment of the amount certified shall be made by the Owner not later than thirty (30) days after the Architect and Owner's Representative receives the Application for Payment.
(Federal, state or local laws may require payment within a certain period of time.)

§ 11.1.4 With each Application for Payment, the Construction Manager shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that payments already made by the Construction Manager on account of the Cost of the Work equal or exceed progress payments already received by the Construction Manager, plus payrolls for the period covered by the present Application for Payment, less that portion of the progress payments attributable to the Construction Manager's Fee.

§ 11.1.4.1 Prior to its first Application for Payment, Construction Manager shall further submit a list of the name and address of any individuals or entities who or which have been engaged or will be engaged as a subcontractor or supplier to the Construction Manager on the Project, as well as the type of materials, service, equipment or labor to be supplied by them to the extent individuals or entities are known by the Construction Manager at the time of submission. Construction Manager shall provide the Owner with the names and addresses of any additional subcontractors and/or suppliers

involved in the Work, and the requested information within five (5) days of engaging same. Failure to submit such information to the Owner shall serve as a basis for withholding payment to the Construction Manager.

§ 11.1.4.2 With each Application for Payment, the Construction Manager shall include a notarized Acknowledgment of Progress Payment and Release of Liens and Claims, the form and content of which shall be provided by the Owner to the Construction Manager for itself and ones from all with lien rights on the Project. In addition, starting with the Second Application for Payment, the Construction Manager shall provide an Unconditional Acknowledgement of Progress Payment and Release of Liens and Claims in a form and content provided by the Owner and similar ones from all subcontractor and suppliers with lien rights confirming their receipt of payment out of the funds paid by the Owner.

§ 11.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents and approved by the Owner which identifies each subcontractor and all components of the GMP. The schedule of values shall allocate the entire Guaranteed Maximum Price among: (1) the various portions of the Work; (2) any contingency for costs that are included in the Guaranteed Maximum Price but not otherwise allocated to another line item or included in a Change Order; and (3) the Construction Manager's Fee.

§ 11.1.5.1 The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. The schedule of values shall be used as a basis for reviewing the Construction Manager's Applications for Payment.

§ 11.1.5.2 The allocation of the Guaranteed Maximum Price under this Section 11.1.5 shall not constitute a separate guaranteed maximum price for the Cost of the Work of each individual line item in the schedule of values.

§ 11.1.5.3 When the Construction Manager allocates costs from a contingency to another line item in the schedule of values, the Construction Manager shall submit supporting documentation to the Architect and Owner in accordance with the provisions herein for use of Contingency.

§ 11.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed, or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Construction Manager on account of that portion of the Work and for which the Construction Manager has made payment or intends to make payment prior to the next Application for Payment, by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 11.1.7 In accordance with AIA Document A201–2017 and subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

§ 11.1.7.1 The amount of each progress payment shall first include:

- **.1** That portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the most recent schedule of values;
- **.2** That portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction or, if approved in writing in advance by the Owner, suitably stored off the site at a location agreed upon in writing;
- **.3** That portion of Construction Change Directives that the Architect determines, in the Architect's professional judgment, to be reasonably justified; and
- **.4** The Construction Manager's Fee, computed upon the Cost of the Work described in the preceding Sections 11.1.7.1.1 and 11.1.7.1.2 at the rate stated in Section 6.1.2 or, if the Construction Manager's Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work included in Sections 11.1.7.1.1 and 11.1.7.1.2 bears to a reasonable estimate of the probable Cost of the Work upon its completion.

§ 11.1.7.2 The amount of each progress payment shall then be reduced by:

- **.1** The aggregate of any amounts previously paid by the Owner;
- **.2** The amount, if any, for Work that remains uncorrected and for which the Architect has previously withheld a Certificate for Payment as provided in Article 9 of AIA Document A201–2017;

.3 Any amount for which the Construction Manager does not intend to pay a Subcontractor or material supplier, unless the Work has been performed by others the Construction Manager intends to pay;

.4 For Work performed or defects discovered since the last payment application, any amount for which the Architect may withhold payment, or nullify a Certificate of Payment in whole or in part, as provided in Article 9 of AIA Document A201–2017 or for which the Owner may withhold payment;

.5 The shortfall, if any, indicated by the Construction Manager in the documentation required by Section 11.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner's auditors in such documentation; and

.6 Retainage withheld pursuant to Section 11.1.8.

§ 11.1.8 Retainage

§ 11.1.8.1 For each progress payment made prior to Substantial Completion of the Work, the Owner may withhold the following amount, as retainage, from the payment otherwise due:
(Insert a percentage or amount to be withheld as retainage from each Application for Payment. The amount of retainage may be limited by governing law.)

Retainage shall be 10% of the Cost of the Work and Construction Manager's Fee that the Construction Manager invoices in the Application for Payment.

§ 11.1.8.1.1 The following items are not subject to retainage:
(Insert any items not subject to the withholding of retainage, such as general conditions, insurance, etc.)

All items which the Construction Manager is including in an Application for Payment shall be subject to retainage, but for deposits for long-lead items, Preconstruction Costs, Construction Manager's own staff and General Conditions costs.

§ 11.1.8.2 Reduction or limitation of retainage, if any, shall be as follows:
(If the retainage established in Section 11.1.8.1 is to be modified prior to Substantial Completion of the entire Work,

At the time the Work is fifty percent (50%) complete, and thereafter, if the manner of the completion and its progress are and remain satisfactory to the Owner and in the absence of other good and sufficient reasons, the Owner will no longer withhold retainage from subsequent payments so that over time, retainage is reduced to five percent (5%). Owner in its sole discretion reserves the right to restore retainage to ten percent (10%) of the Contract Sum as is necessary to protect Owner against claims or if the Work or its progress is unsatisfactory to the Owner.

§ 11.1.8.3 Except as set forth in this Section 11.1.8.3, upon Substantial Completion of the Work, the Construction Manager may submit an Application for Payment that includes the retainage withheld from prior Applications for Payment pursuant to this Section 11.1.8. The Application for Payment submitted at Substantial Completion shall not include retainage as follows:
(Insert any other conditions for release of retainage, such as upon completion of the Owner's audit and reconciliation, upon Substantial Completion.)

Upon Substantial Completion of the Work, the Construction Manager will be paid all retainage, less one hundred fifty percent (150%) of the value of incomplete and/or defective work, i.e. "punch list". If retainage is insufficient to cover the value of the punch list as provided herein, the Owner may withhold sums due under an Application for Payment. As items on the punch list are completed, the Construction Manager shall invoice the Owner monthly for the same and Construction Manager will be paid one hundred fifty percent (150%) of their value at the next progress payment, subject to the provisions hereof. In the event that Construction Manager is not making sufficient progress on completion of punch list items, the Owner may continue to withhold the full amount of the punch list until such time as all punch list items are satisfied.

§ 11.1.9 If final completion of the Work is materially delayed through no fault of the Construction Manager, the Owner may pay the Construction Manager any additional amounts in accordance with Article 9 of AIA Document A201–2017.

§ 11.1.10 Except with the Owner's prior written approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and suitably stored at the site.

§ 11.1.11 The Owner and the Construction Manager shall agree upon a mutually acceptable procedure for review and approval of payments to Subcontractors, and the percentage of retainage held on Subcontracts, and the Construction Manager shall execute subcontracts in accordance with those agreements.

§ 11.1.12 In taking action on the Construction Manager's Applications for Payment the Architect and Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager, and such action shall not be deemed to be a representation that (1) the Architect or Owner has made a detailed examination, audit, or arithmetic verification, of the documentation submitted in accordance with Section 11.1.4 or other supporting data; (2) that the Architect or Owner has made exhaustive or continuous on-site inspections; or (3) that the Architect or Owner has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits, and verifications, if required by the Owner, will be performed by the Owner's auditors acting in the sole interest of the Owner.

§ 11.2 Final Payment

§ 11.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum shall be determined by taking the Cost of the Work substantiated by the Construction Manager's final accounting and the Construction Manager's Fee to the extent less the aggregate of previous payments made by the Owner, shall be made by the Owner to the Construction Manager when

- **.1** the Construction Manager has fully performed the Contract and has provide an unconditional Certificate of Occupancy and all approvals of governmental bodies with jurisdiction over the Project, except for the Construction Manager's responsibility to correct Work as provided in Article 12 of AIA Document A201–2017, and to satisfy other requirements, if any, which extend beyond final payment;
- **.2** the Construction Manager has submitted a final accounting for the Cost of the Work which includes a breakdown of all Change Orders, the use of Contingency, construction holds, construction allowances, alternatives, savings and costs and a final Application for Payment; and
- **.3** a final Certificate for Payment has been issued by the Architect in accordance with Section 11.2.2.2 and approved by the Owner; and
- **.4** the Construction Manager has provided the Owner with written assignment by all Subcontractors and suppliers of materials and equipment of all warranties and guarantees as specified in the Project Specifications and Contract Documents; and
- **.5** the Construction Manager has provided the Owner with three (3) copies of any Maintenance Manual issued by any manufacturer and/or supplier or such training as required by the Contract Documents; and
- **.6** the Construction Manager has provided the Owner with the project Record reproducible drawings showing changes made during construction in the format and content acceptable to the Owner; and
- **.7** the Owner's receipt of conditional Acknowledgment of Receipt of Payment and Release of Liens and Claims. Should any subcontractor or supplier with lien rights refuse to provide the same, the Construction Manager shall furnish a bond satisfactory to the Owner to indemnify it against and liens and claims; and
- **.8** the Owner's receipt of all deliverables as specified in the Project Specifications and Contract Documents; and
- **.9** the Owner's receipt of all keys issued to Construction Manager and subcontractors, if applicable.

The Construction Manager shall provide Unconditional and Final Acknowledgments of Payment and Release of Liens and Claims for itself and all subcontractors and suppliers with lien rights within ten (10) days after the Construction Manager receives final payment.

§ 11.2.2 Within 45 days of the Owner's receipt of the Construction Manager's final accounting for the Cost of the Work, the Owner shall commence an audit of the Cost of the Work or notify the Architect that it will not conduct an audit.

§ 11.2.2.1 If the Owner conducts an audit of the Cost of the Work, the Owner shall, within 20 days after completion of the audit, submit a written report based upon the auditors' findings to the Architect. The parties shall work cooperatively to exchange information during the course of the audit in order to complete it in a timely manner.

§ 11.2.2.2 Within seven days after receipt of the written report described in Section 11.2.2.1, or receipt of notice that the Owner will not conduct an audit, and provided that the other conditions of Section 11.2.1 have been met, the Architect will either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager, or notify the Construction Manager and Owner in writing of the Architect's reasons for withholding a certificate as provided in Article 9 of AIA Document A201–2017. The time periods stated in this Section 11.2.2 supersede those stated in Article 9 of AIA

Document A201–2017. The Architect is not responsible for verifying the accuracy of the Construction Manager's final accounting.

§ 11.2.2.3 If the Owner's auditors' report concludes that the Cost of the Work, as substantiated by the Construction Manager's final accounting, is less than claimed by the Construction Manager, the Construction Manager shall be entitled to request mediation of the disputed amount without seeking an initial decision pursuant to Article 15 of AIA Document A201–2017. A request for mediation shall be made by the Construction Manager within 30 days after the Construction Manager's receipt of a copy of the Architect's final Certificate for Payment. Failure to request mediation within this 30-day period shall result in the substantiated amount reported by the Owner's auditors becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect's final Certificate for Payment.

§ 11.2.3 The Owner's final payment to the Construction Manager shall be made no later than 30 days after the issuance of the Architect's final Certificate for Payment, or as follows:

§ 11.2.4 If, subsequent to final payment, and at the Owner's written request, the Construction Manager incurs costs, described in Sections 7.1 through 7.7, and not excluded by Section 7.9 or elsewhere in the Contract Documents, to correct defective or nonconforming Work, the Owner shall reimburse the Construction Manager for such costs, and the Construction Manager's Fee applicable thereto, on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If adjustments to the Contract Sum are provided for in Section 6.1.7, the amount of those adjustments shall be recalculated, taking into account any reimbursements made pursuant to this Section 11.2.4 in determining the net amount to be paid by the Owner to the Construction Manager. In no event shall Construction Manager be entitled to any compensation for correction of warranty items or related damages or costs.

§ 11.3 Interest

Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
(Insert rate of interest agreed upon, if any.)

per annum interest shall be Prime Rate as set forth in the Money section of the *Wall Street Journal* as of the date of execution of this Agreement %

ARTICLE 12 DISPUTE RESOLUTION

§ 12.1 Initial Decision Maker

§ 12.1.1 Any Claim between the Owner and Construction Manager shall be resolved in accordance with the provisions set forth in this Article 12 and Article 15 of A201–2017. However, for Claims arising from or relating to the Construction Manager's Preconstruction Phase services, no decision by the Initial Decision Maker shall be required as a condition precedent to mediation or binding dispute resolution, and Section 12.1.2 of this Agreement shall not apply.

§ 12.1.2 The Owner will serve as the Initial Decision Maker pursuant to Article 15 of AIA Document A201–2017 for Claims arising from or relating to the Construction Manager's Construction Phase services, unless the parties appoint below another individual, not a party to the Agreement, to serve as the Initial Decision Maker.
(If the parties mutually agree, insert the name, address and other contact information of the Initial Decision Maker, if other than the Architect.)

All initial decisions shall be made by Kate Romano on behalf of the Owner.

§ 12.2 Binding Dispute Resolution

For any Claim subject to, but not resolved by mediation pursuant to Article 15 of AIA Document A201–2017, the method of binding dispute resolution shall be as follows:
(Check the appropriate box.)

[ ] Arbitration pursuant to Article 15 of AIA Document A201–2017

[X] Arbitration or litigation at the option of the Owner. If litigation, litigation shall be in the Court of Common Pleas of Allegheny County, Pennsylvania which shall have exclusive jurisdiction and venue

[ ] Other: *(Specify)*

If the Owner and Construction Manager do not select a method of binding dispute resolution, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.

ARTICLE 13 TERMINATION OR SUSPENSION

§ 13.1 Termination Prior to Execution of the Guaranteed Maximum Price Amendment

§ 13.1.1 If the Owner and the Construction Manager do not reach an agreement on the Guaranteed Maximum Price, the Owner may terminate this Agreement upon not less than seven days' written notice to the Construction Manager, and the Construction Manager may terminate this Agreement, upon not less than seven days' written notice to the Owner.

§ 13.1.2 In the event of termination of this Agreement pursuant to Section 13.1.1, the Construction Manager shall be compensated for Preconstruction Phase services and Work performed prior to receipt of a notice of termination, in accordance with the terms of this Agreement. In no event shall the Construction Manager's compensation under this Section exceed the compensation set forth in Section 5.1.

§ 13.1.3 Prior to the execution of the Guaranteed Maximum Price Amendment, the Owner may terminate this Agreement upon not less than seven days' written notice to the Construction Manager for the Owner's convenience and without cause, and the Construction Manager may terminate this Agreement, upon not less than seven days' written notice to the Owner, for the reasons set forth in Article 14 of A201–2017.

§ 13.1.4 In the event of termination of this Agreement pursuant to Section 13.1.3, the Construction Manager shall be equitably compensated for Preconstruction Phase services as provided herein and Work performed prior to receipt of a notice of termination. In no event shall the Construction Manager's compensation under this Section exceed the compensation set forth in Section 5.1.

§ 13.1.5 If the Owner terminates the Contract pursuant to Section 13.1.3 after the commencement of the Construction Phase but prior to the execution of the Guaranteed Maximum Price Amendment, the Owner shall pay to the Construction Manager an amount calculated as follows, which amount shall be in addition to any compensation paid to the Construction Manager under Section 13.1.4:

- **.1** Take the Cost of the Work incurred by the Construction Manager to the date of termination;
- **.2** Add the Construction Manager's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 6.1; and
- **.3** Subtract the aggregate of previous payments made by the Owner for Construction Phase services.

In no event shall Construction Manager be entitled to lost profits, home office overhead, or similar renumeration.

§ 13.1.6 The Owner shall also pay the Construction Manager fair and reasonable compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 13.1.5.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders. All Subcontracts, purchase orders and rental agreements entered into by the Construction Manager will contain provisions allowing for assignment to the Owner as described above.

§ 13.1.6.1 If the Owner accepts assignment of subcontracts, purchase orders or rental agreements as described above, the Owner will reimburse or indemnify the Construction Manager for all costs arising under the subcontract, purchase order

or rental agreement, if those costs would have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner chooses not to accept assignment of any subcontract, purchase order or rental agreement that would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager will terminate the subcontract, purchase order or rental agreement and the Owner will pay the Construction Manager the reasonable out-of-pocket costs necessarily incurred by the Construction Manager and its subcontractors and suppliers because of such termination.

§ 13.2 Termination or Suspension Following Execution of the Guaranteed Maximum Price Amendment
§ 13.2.1 Termination
The Contract may be terminated by the Owner or the Construction Manager as provided in Article 14 of AIA Document A201–2017.

§ 13.2.2 Termination by the Owner for Cause
§ 13.2.2.1 If the Owner terminates the Contract for cause as provided in Article 14 of AIA Document A201–2017, the amount, if any, to be paid to the Construction Manager under Article 14 of AIA Document A201–2017 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

- **.1** Take the Cost of the Work incurred by the Construction Manager to the date of termination;
- **.2** Add the Construction Manager's Fee, computed upon the Cost of the Work to the date of termination at the rate stated in Section 6.1;
- **.3** Subtract the aggregate of previous payments made by the Owner; and
- **.4** Subtract the costs and damages incurred, or to be incurred, by the Owner under Article 14 of AIA Document A201–2017.

§ 13.2.2.2 The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 13.2.2.1.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders.

§ 13.2.3 Termination by the Owner for Convenience
If the Owner terminates the Contract for convenience in accordance with Article 14 of AIA Document A201–2017, then the Owner shall pay the Construction Manager a termination fee as follows:
(Insert the amount of or method for determining the fee, if any, payable to the Construction Manager following a termination for the Owner's convenience.)

If termination for Owner's convenience, Construction Manager shall be paid in accordance with Article 14.4 of AIA Document A201-2017, as amended.

§ 13.3 Suspension
The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201–2017; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Article 14 of AIA Document A201–2017, except that the term "profit" shall be understood to mean the Construction Manager's Fee as described in Sections 6.1 and 6.3.5 of this Agreement.

ARTICLE 14 MISCELLANEOUS PROVISIONS

§ 14.1 Terms in this Agreement shall have the same meaning as those in A201–2017. Where reference is made in this Agreement to a provision of AIA Document A201–2017 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

§ 14.2 Successors and Assigns
§ 14.2.1 The Owner and Construction Manager, respectively, bind themselves, their partners, successors, assigns and legal representatives to covenants, agreements, and obligations contained in the Contract Documents. Except as provided in Section 14.2.2 of this Agreement, and in Section 13.2.2 of A201–2017, neither party to the Contract shall assign the

Contract as a whole without written consent of the other. If either party attempts to make an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 14.2.2 The Owner may, without consent of the Construction Manager, assign the Contract to a lender providing construction financing for the Project, if the lender assumes the Owner's rights and obligations under the Contract Documents. The Construction Manager shall execute all consents reasonably required to facilitate the assignment.

§ 14.3 Insurance and Bonds

§ 14.3.1 Preconstruction Phase

The Construction Manager shall maintain the insurance for the duration of the Preconstruction Services performed under this Agreement as set forth in Exhibit B - Insurance and Bonds.

(Paragraphs deleted)
(Table deleted)
(Paragraphs deleted)

§ 14.3.2 Construction Phase

After execution of the Guaranteed Maximum Price Amendment, the Owner and the Construction Manager shall purchase and maintain insurance as set forth in Exhibit B, Insurance and Bonds, as amended and elsewhere in the Contract Documents.

§ 14.3.2.1 The Construction Manager shall upon request provide bonds as set forth in AIA Document A133™–2019 Exhibit B, and elsewhere in the Contract Documents. Should bonds be required, such shall be from a surety licensed in the Commonwealth of Pennsylvania and appearing on the most recent Treasury Circular 570.

§ 14.4 Notice in electronic format, pursuant to Article 1 of AIA Document A201–2017, may be given in accordance with AIA Document E203™–2013, Building Information Modeling and Digital Data Exhibit, if completed, or as otherwise set forth below:

(If other than in accordance with AIA Document E203–2013, insert requirements for delivering notice in electronic format such as name, title, and email address of the recipient and whether and how the system will be required to generate a read receipt for the transmission.)

§ 14.5 Other provisions:

The Contractor acknowledges and agrees that all personnel shall comply with the COVID-19 Safety & Health Guidelines as issued by governmental and regulatory agencies. All contractors/vendors/suppliers are required to educate their personnel on the current guidelines and provide the required PPE (face mask, gloves, etc.) to aid in the prevention of spreading the COVID-19 virus. It is the responsibility of the Contractor and each company working for it to ensure their personnel are following the guidelines and utilizing the required PPE. Contractor and its subcontractors, vendors and suppliers shall be solely responsible for and have control over the means, methods, techniques, sequences and procedures, including site safety and safety precautions and programs, including its COVID-19 safety program. Therefore, Owner assumes no liability for financial or health consequences from the actions or lack of actions taken by Contractor and ones for whom it is responsible, their employees and representatives, delays or suspensions, with regard to the COVID-19 guidelines, governmental actions or pandemic.

ARTICLE 15 SCOPE OF THE AGREEMENT

§ 15.1 This Agreement represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Construction Manager.

§ 15.2 The following documents comprise the Agreement:

- **.1** AIA Document A133™–2019, Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price, as amended
- **.2** AIA Document A133™-2019, Exhibit A, Guaranteed Maximum Price Amendment, if executed

.3 AIA Document A133™–2019, Exhibit B, Insurance and Bonds, as amended
.4 AIA Document A201™–2017, General Conditions of the Contract for Construction, as amended
.5 Whiting-Turner VDC Execution Plan

Exhibit C – Preliminary Design Report & Addendum
Exhibit D C-100 Site Plan &C-050 Existing Conditions
Exhibit E- Letter of Intent
Exhibit F- Whiting-Turner Organization Chart
Exhibit G – Utility Rough-In Schedule
Exhibit H- Rate Schedule
Exhibit I – Preliminary Construction Schedule
Exhibit J – General Conditions

.6 Other Exhibits:
(Check all boxes that apply.)

[ ] AIA Document E234™–2019, Sustainable Projects Exhibit, Construction Manager as Constructor Edition, dated as indicated below:
(Insert the date of the E234-2019 incorporated into this Agreement.)

[ ] Supplementary and other Conditions of the Contract:

Document	Title	Date	Pages

.7 Other documents, if any, listed below:
(List here any additional documents that are intended to form part of the Contract Documents. AIA Document A201–2017 provides that the advertisement or invitation to bid, Instructions to Bidders, sample forms, the Construction Manager's bid or proposal, portions of Addenda relating to bidding or proposal requirements, and other information furnished by the Owner in anticipation of receiving bids or proposals, are not part of the Contract Documents unless enumerated in this Agreement. Any such documents should be listed here only if intended to be part of the Contract Documents.)

This Agreement is entered into as of the day and year first written above.

KRYSTAL BIOTECH, INC.	THE WHITING-TURNER CONTRACTING COMPANY
DocuSigned by: Krish Krishnan 26B27F8B83E84C0...	DocuSigned by: Samuel R. Wells E8...
OWNER *(Signature)*	**CONSTRUCTION MANAGER** *(Signature)*
	Samuel R. Wells SR Vice President
(Printed name and title)	*(Printed name and title)*

DS AP DS KK DS DS

AIA® Document A201® – 2017

General Conditions of the Contract for Construction

for the following PROJECT:
(Name and location or address)

Krystal Biotech – Project Astra
Krystal Biotech Facility
7001 International Drive
Coraopolis, PA 15108

THE OWNER:
(Name, legal status and address)

Krystal Biotech, Inc.
2100 Wharton Street
Suite 701
Pittsburgh, PA 15203

THE ARCHITECT:
(Name, legal status and address)

Clark, Richardson & Biskup Consulting Engineers, Inc.
220 W. Germantown Pike
Suite 170
Plymouth Meeting, PA 19462

ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An *Additions and Deletions Report* that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

For guidance in modifying this document to include supplementary conditions, see AIA Document A503™, Guide for Supplementary Conditions.

TABLE OF ARTICLES

INDEX– NOTE THAT INDEX REFERENCES HAVE NOT BEEN MODIFIED

(Topics and numbers in bold are Section headings.)

Init.

/

ARTICLE 1 GENERAL PROVISIONS

§ 1.1 Basic Definitions

§ 1.1.1 The Contract Documents

The Contract Documents are enumerated in the Agreement between the Owner and Contractor (hereinafter the Agreement) and consist of the Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Guaranteed Maximum Price ("GMP") Exhibit, such other Exhibits identified in the Agreement or GMP Exhibit, Drawings, Specifications, Addenda issued prior to execution of the Contract, other documents listed in the Agreement, and Modifications issued after execution of the Contract. A Modification is (1) a written amendment to the Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive, or (4) a written order for a minor change in the Work issued by the Architect. Unless specifically enumerated in the Agreement, the Contract Documents do not include the advertisement or invitation to bid, Instructions to Bidders, sample forms, other information furnished by the Owner in anticipation of receiving bids or proposals, the Contractor's bid or Contractor's proposal, or portions of Addenda relating to bidding or proposal requirements. As used herein, Contract Sum shall mean GMP. The parties acknowledge and agree that during the course of the Project, Contractor and Owner may agree to GMP's per phase. The Contractor shall be bound to each.

§ 1.1.2 The Contract

The Contract Documents form the Contract for Construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations, or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between the Contractor and the Architect or the Architect's consultants, (2) between the Owner and a Subcontractor or a Sub-subcontractor, except as set forth in paragraphs 5.3 and 5.4, (3) between the Owner and the Architect or the Architect's consultants, or (4) between any persons or entities other than the Owner and the Contractor. The Architect shall, however, be entitled to performance and enforcement of obligations under the Contract intended to facilitate performance of the Architect's duties.

§ 1.1.3 The Work

The term "Work" means the construction and services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment, and services provided or to be provided by the Contractor to fulfill the Contractor's obligations. The Work may constitute the whole or a part of the Project. The Contractor shall perform all Work in accordance with the skill, care and diligence of a contractor experienced in biotechnology construction projects ("Performance Expectations"). Contractor is advised that the Work is to be performed on land owned by the Allegheny Airport Authority and adjacent to Pittsburgh International Airport ("Airport"). Contractor's Work may not interfere with or be detrimental to any operations or the Airport.

§ 1.1.4 The Project

The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner and by Separate Contractors.

§ 1.1.5 The Drawings

The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules, and diagrams.

§ 1.1.6 The Specifications

The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

§ 1.1.7 Instruments of Service

Instruments of Service are representations, in any medium of expression now known or later developed, of the tangible and intangible creative work performed by the Architect and the Architect's consultants under their respective professional services agreements. Instruments of Service may include, without limitation, studies, surveys, models, sketches, drawings, specifications, and other similar materials

§ 1.1.8 Initial Decision Maker

The Initial Decision Maker is the Owner as identified in the Agreement to render initial decisions on Claims in accordance with Section 15.2.

§ 1.1.9 Architect's Supplemental Instructions

An Architect's Supplemental Instruction ("ASI") is a document issued after the execution of the Agreement, instructing the Contractor to proceed with certain specific minor changes to the Work, with no change to either the Contract Time or Contract Sum as defined in Paragraph 7.4. To the extent Contractor believes that a change is not minor and should warrant an adjustment to either the Contract Time or Contract Sum, Contractor shall request a Change Order.

§ 1.1.10 Architect's Addendum

An Addendum is a modification, issued by the Architect, to the documents provided to the Contractor for bidding. The GMP shall take into consideration all Addendum.

§ 1.1.11 Architect's Bulletin

A Bulletin is a document, issued by the Architect, after execution of the GMP Exhibit and shall constitute a modification to the scope of Work to be agreed upon in a Change Order or subject to a Construction Change Directive and may or may not result in an adjustment to the Contract Time.

§ 1.2 Correlation and Intent of the Contract Documents

§ 1.2.1 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the intended results In the event of inconsistencies within or between parts of the Contract Documents, the Contractor shall (i) provide the better quality or greater quantity of Work or (ii) comply with the more stringent requirements; either or both in accordance with the Architect's reasonable interpretation unless Contractor has specified difficulty in writing and specifically advised the Owner in writing of such and obtained Owner's knowing consent. The Contractor shall be required to comply with applicable standards, codes and ordinances related to Contractor's performance of the Work

.1 On the Drawings, given dimensions shall take precedence over scaled measurements, and large scale drawings over small scale drawings.

.2 Before requesting the ordering of any material or doing any Work, the Contractor and each Subcontractor shall verify measurements at the Project site and shall be responsible for the correctness of such measurements. No extra charges or compensation will be allowed on account of differences between actual dimensions indicated on the Drawings. In the event a disparity arises, the Contractor and Owner shall meet to discuss the possible use of contingency or Change Order to address the disparity.

.3 If a minor change in the Work is found to be necessary due to actual field conditions, the Contractor shall submit detailed sketch of such departure to the Architect for approval before making the change. Approval of such change shall not be unreasonably withheld. Such change shall be subject to the Change Order procedures included herein.

.4 Contractor shall thoroughly acquaint itself with and comply with the terms, statutes, rules and regulations governing excavation in the area of underground utilities to the extent applicable to Contactor's express scope of Work.

(Paragraph deleted)
§ 1.2.1.5 The invalidity of any provision of the Contract Documents shall not invalidate the Contract or its remaining provisions. If it is determined that any provision of the Contract Documents violates any law, or is otherwise invalid or unenforceable, then that provision shall be revised to the extent necessary to make that provision legal and enforceable. In such case the Contract Documents shall be construed, to the fullest extent permitted by law, to give effect to the parties' intentions and purposes in executing the Contract.

§ 1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

§ 1.2.3 Unless otherwise stated in the Contract Documents, words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

§ 1.2.4 It is the intent of the Contract Documents to accomplish a complete and high- quality installation and Contractor's workmanship shall be that of an experienced contractor, executed by competent and experienced workers.

§ 1.2.5 Anything shown on the Drawings and not mentioned in the Specifications or mentioned in the Specifications and not shown on the Drawings shall have the same effect as if shown or mentioned respectively in both. Any Work shown on one Drawing shall be construed to be shown in all Drawings, and the Contractor shall coordinate the Work and Drawings to conform to the requirements of the Contract Documents.

§ 1.3 Capitalization
Terms capitalized in these General Conditions include those that are (1) specifically defined, (2) the titles of numbered articles, or (3) the titles of other documents published by the American Institute of Architects.

§ 1.4 Interpretation
In the interest of brevity the Contract Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ 1.5 Ownership and Use of Drawings, Specifications, and Other Instruments of Service
§ 1.5.1 The Owner shall be deemed the author and owner of the respective Instruments of Service, including the Drawings and Specifications, and retain all common law, statutory, and other reserved rights in their Instruments of Service, including copyrights. The Contractor, Subcontractors, Sub-subcontractors, and suppliers shall not own or claim a copyright in the Instruments of Service. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with the Project is not to be construed as publication in derogation of the Owner's reserved rights.

§ 1.5.2 The Contractor, Subcontractors, Sub-subcontractors, and suppliers are authorized to use and reproduce the Instruments of Service provided to them, subject to any protocols established pursuant to Sections 1.7 and 1.8, solely and exclusively for execution of the Work. All copies made under this authorization shall bear the copyright notice, if any, shown on the Instruments of Service. The Contractor, Subcontractors, Sub-subcontractors, and suppliers may not use the Instruments of Service on other projects or for additions to the Project outside the scope of the Work without the specific written consent of the Owner.

§ 1.6 Notice
§ 1.6.1 Except as otherwise provided in Section 1.6.2, where the Contract Documents require one party to notify or give notice to the other party, such notice shall be provided in writing to the designated representative of the party to whom the notice is addressed and shall be deemed to have been duly served if delivered in person, by mail, by courier, or by electronic transmission if a method for electronic transmission is set forth in the Agreement.

§ **1.6.2** Notice of Claims as provided in Section 15.1.3 shall be provided in writing and shall be deemed to have been duly served only if delivered to the designated representative of the party to whom the notice is addressed by certified or registered mail, or by courier providing proof of delivery.

§ 1.7 Digital Data Use and Transmission

The parties shall agree upon protocols governing the transmission and use of Instruments of Service or any other information or documentation in digital form. The parties will use AIA Document E203™–2013, Building Information Modeling and Digital Data Exhibit, to establish the protocols for the development, use, transmission, and exchange of digital data.

§ 1.8 Building Information Models Use and Reliance

Any use of, or reliance on, all or a portion of a building information model without agreement to protocols governing the use of, and reliance on, the information contained in the model and without having those protocols set forth in AIA Document E203™–2013, Building Information Modeling and Digital Data Exhibit, and the requisite AIA Document G202™–2013, Project Building Information Modeling Protocol Form, shall be at the using or relying party's sole risk and without liability to the other party and its contractors or consultants, the authors of, or contributors to, the building information model, and each of their agents and employees.

ARTICLE 2 OWNER

§ 2.1 General

§ **2.1.1** The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Owner shall designate in writing a representative who shall have express authority to represent the Owner with respect to all matters requiring the Owner's approval or authorization. Except as otherwise provided in Section 4.2.1, the Architect does not have such authority. The term "Owner" means the Owner or the Owner's authorized representative.

§ **2.1.2** The Owner shall furnish to the Contractor, within fifteen days after receipt of a written request, information necessary and relevant for the Contractor to evaluate, give notice of, or enforce mechanic's lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner's interest therein.

§ 2.2 Evidence of the Owner's Financial Arrangements

§ **2.2.1** Prior to commencement of the Work and upon written request by the Contractor, the Owner shall furnish to the Contractor reasonable evidence that the Owner has made financial arrangements to fulfill the Owner's obligations under the Contract.

§ **2.2.2** Following commencement of the Work and upon written request by the Contractor, the Owner shall furnish to the Contractor reasonable evidence that the Owner has made financial arrangements to fulfill the Owner's obligations under the Contract only if (1) the Owner fails to make payments to the Contractor as the Contract Documents require; (2) the Contractor identifies in writing a reasonable concern regarding the Owner's ability to make payment when due; or (3) a change in the Work materially changes the Contract Sum.

§ **2.2.3** After the Owner furnishes evidence of financial arrangements under this Section 2.2, the Owner shall not materially vary such financial arrangements without prior notice to the Contractor.

§ **2.2.4** The Owner has furnished information regarding its finances under this Section 2.2, and such other information regarding its business, all of which it deems to be "confidential". The Contractor shall keep the information confidential and shall not disclose it to any other person. However, the Contractor may disclose "confidential" information, after seven (7) days' notice to the Owner, where disclosure is required by law, including a subpoena or other form of compulsory legal process issued by a court or governmental entity, or by court or arbitrator(s) order, or where the "confidential" information is part of the public record, is already known to the Contractor, or is independently developed by Contractor without reference to such "confidential" information. The Contractor may also disclose "confidential" information to its employees, consultants, sureties, Subcontractors and their employees, Sub-subcontractors, and others who need to know the content of such information solely and exclusively for the Project and who agree to maintain the confidentiality of such information.

§ 2.3 Information and Services Required of the Owner

§ 2.3.1 Except for permits and fees that are the responsibility of the Contractor under the Contract Documents, including those required under Section 3.7.1, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

§ 2.3.2 The Owner shall retain an architect lawfully licensed to practice architecture, or an entity lawfully practicing architecture, in the jurisdiction where the Project is located. That person or entity is identified as the Architect in the Agreement and is referred to throughout the Contract Documents as if singular in number.

§ 2.3.3 If the employment of the Architect terminates, the Owner shall employ a successor to whom the Contractor has no reasonable objection and whose status under the Contract Documents shall be that of the Architect.

§ 2.3.4 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. The Contractor shall be entitled to rely on the accuracy of information furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work. The Contractor shall advise the Owner and Architect in writing of any inaccuracies or discrepancies discovered that may affect the Work.

§ 2.3.5 The Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner's control and necessary to the Contractor's performance of the Work with reasonable promptness after receiving the Contractor's written request for such information or services. The Contractor will provide its Subcontractors with the Contract Documents. Upon written request, the Contractor will be provided with electronic versions of the Contract Documents, subject to the use and limitations set forth herein.

§ 2.3.6 Unless otherwise provided in the Contract Documents, the Owner shall furnish to the Contractor one copy of the Contract Documents for purposes of making reproductions pursuant to Section 1.5.2.

§ 2.4 Owner's Right to Stop the Work

If the Contractor fails to correct Work that is not in accordance with the requirements of the Contract Documents as required by Section 12.2 or fails to carry out Work in accordance with the Contract Documents, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity, except to the extent required by Section 6.1.3. The Owner's right to stop the Work shall be in addition to any other rights afforded the Owner under this Agreement or by law. The Owners right to stop the Work due to the Contractor's failure to perform shall not relieve the Contractor of its responsibilities and obligations under or pursuant to the Contract Documents. If there is an emergency and an immediate need to correct such deficiencies that may affect the safety of persons or property, then the Owner may proceed to correct them without prior notice to the Contractor.

§ 2.5 Owner's Right to Carry Out the Work

If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a five (5) business day period after receipt of notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such default or neglect. Such action by the Owner shall allow the Owner to withhold Payment in whole or in part, to the extent reasonably necessary to reimburse the Owner for the reasonable cost of correcting such deficiencies, including the Owner's reasonable expenses including the Architect's fees and expenses for additional services or any other professional services made necessary by such default, neglect, or failure. If current and future payments are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner upon demand. If the Contractor disagrees with the actions of the Owner, or the amounts claimed as costs to the Owner, the Contractor may file a Claim pursuant to Article 15.

§ 2.6 In no event shall the Owner have control over, charge of, or any responsibility for construction means, methods, techniques, sequences or procedures or for safety precautions and programs in connection with the Work, notwithstanding any of the rights and authority granted the Owner in the Contract Documents.

§ 2.7 These rights shall be in addition to and not in restriction of or derogation of the Owner's rights under Article 14 hereof. The rights stated in this Article and elsewhere in the Contract Documents are cumulative and not in limitation of any rights of the Owner (1) granted in the Contract Documents, (2) at law, or (3) in equity.

ARTICLE 3 CONTRACTOR

§ 3.1 General

§ 3.1.1 The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Contractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. The Contractor shall designate in writing a representative who shall have express authority to bind the Contractor with respect to all matters under this Contract. The term "Contractor" means the Contractor or the Contractor's authorized representative.

§ 3.1.2 The Contractor shall perform the Work in accordance with the Contract Documents

§ 3.1.3 The Contractor shall not be relieved of its obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Owner or the Architect in the Architect's administration of the Contract, or by tests, inspections or approvals required or performed by persons or entities other than the Contractor. Contractor is responsible for ensuring that the Contractor, Contractor's representatives, employees and agents abide by Owner's rules, policies and procedures while on Owner's property, including, but not limited to prohibitions and limitations on the use or possession of drugs, alcohol or tobacco.

§ 3.2 Review of Contract Documents and Field Conditions by Contractor

§ 3.2.1 Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed, and correlated personal observations with requirements of the Contract Documents. Execution of the Contract by the Contractor is also a representation that the Contractor, as the Construction Manager providing pre-construction services, has carefully reviewed and thoroughly evaluated the Contract Documents to determine whether the Contractor needs clarification of the Contract Documents or additional interpretation of the intent of the Contract Documents to determine its GMP and that it has identified any contingencies in its GMP. Contractor represents that it has the knowledge, skill and expertise to perform the Work, and that it is capable of determining the means, methods, sequences or procedures for performing the Work.

§ 3.2.2 Because the Contract Documents are complementary, the Contractor shall, before starting each portion of the Work, carefully study and compare the various Contract Documents relative to that portion of the Work, as well as the information furnished by the Owner pursuant to Section 2.3.4, shall take field measurements of any existing conditions related to that portion of the Work, and shall observe any conditions at the site affecting it. These obligations are for the purpose of facilitating coordination and construction by the Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, the Contractor shall promptly report to the Architect and Owner any errors, inconsistencies or omissions discovered by or made known to the Contractor as a request for information in such form as the Architect may require. It is recognized that the Contractor's review is made in the Contractor's capacity as a contractor and not as a licensed design professional, unless otherwise specifically provided in the Contract Documents. Nothing herein shall relieve Contractor of its obligations for pre-construction services as a Construction Manager.

§ 3.2.3 The Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Contractor shall promptly report to the Architect and Owner any nonconformity discovered by or made known to the Contractor as a request for information in such form as the Architect may require.

§ 3.2.4 If the Contractor believes that additional cost or time is involved because of clarifications or instructions the Architect issues in response to the Contractor's notices or requests for information pursuant to Sections 3.2.2 or 3.2.3, the Contractor shall submit Claims as provided in Article 15. If the Contractor fails to perform the obligations of Sections 3.2.2 or 3.2.3, or as the Construction Manager, the Contractor shall pay such costs and damages to the Owner, subject to Section 15.1.7, as would have been avoided if the Contractor had performed such obligations. If the Contractor performs those obligations, the Contractor shall not be liable to the Owner or Architect for damages resulting from errors, inconsistencies or omissions in the Contract Documents, for differences between field

measurements or conditions and the Contract Documents, or for nonconformities of the Contract Documents to applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities unless the Contractor recognized such error, inconsistency, omission or difference and failed to report it to the Architect and Owner or subject to the applicable standard of care, such should have been identified by Contractor's constructability review of the Contract Documents.

§ 3.3 Supervision and Construction Procedures

§ 3.3.1 The Contractor shall supervise and direct the Work, using the Contractor's best skill and attention. The Contractor shall be solely responsible for, and have control over, construction means, methods, techniques, sequences, and procedures, and for coordinating all portions of the Work under the Contract. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences, or procedures, the Contractor shall evaluate the jobsite safety thereof and shall be solely responsible for the jobsite safety of such means, methods, techniques, sequences, or procedures. If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely notice to the Owner and Architect, and shall propose alternative means, methods, techniques, sequences, or procedures. The Architect shall evaluate the proposed alternative solely for conformance with the design intent for the completed construction. Unless the Architect objects to the Contractor's proposed alternative, the Contractor shall perform the Work using its alternative means, methods, techniques, sequences, or procedures.

§ 3.3.2 The Contractor shall be responsible to the Owner for acts and omissions of the Contractor's employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work for, or on behalf of, the Contractor or any of its Subcontractors. The Contractor shall direct and control its Subcontractors at any tier and shall be responsible for correlation of their Work with that of others on the Project.

§ 3.3.3 The Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

§ 3.3.4 The Contractor shall not be relieved of obligation to perform the Work in accordance with the Contract Documents either by activities or duties of the Owner in the Owner's administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor. In the event any of the Work is required to be inspected or approved by any governmental authority having jurisdiction, the Contractor shall cause such inspection or approval to be scheduled and performed. No inspection performed or failed to be performed shall release the Contractor from its obligations to have such Work inspected nor shall it be construed as an approval or acceptance of the Work or any part thereof nor shall such be deemed evidence of performance in accordance with the Contract Documents.

§ 3.3.5 The Contractor acknowledges that it is the Contractor's responsibility to hire all personnel for the proper and diligent prosecution of the Work. Contractor shall be responsible for implementing policies and procedures, as needed, with respect to its Work and its portion of the Project so as to minimize disruption to its Work from strikes, picket lines or other labor disputes and shall take reasonable steps to maintain labor harmony.

§ 3.4 Labor and Materials

§ 3.4.1 Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

§ 3.4.2 Except in the case of minor changes in the Work approved by the Architect in accordance with Section 3.12.8 or ordered by the Architect in accordance with Section 7.4, the Contractor may make substitutions only with the consent of the Owner, after evaluation by the Architect and in accordance with a Change Order or Construction Change Directive.

§ 3.4.3 The Contractor shall enforce strict discipline and good order among the Contractor's employees and other persons carrying out the Work. The Contractor shall not permit employment of unfit persons or persons not properly skilled in tasks assigned to them. The Owner reserves the right to require the Contractor to remove from the Project any of its personnel or any Subcontractor's personnel for violating Owner's rules or regulations, breach of any confidentiality provisions.

§ 3.5 Warranty

§ 3.5.1 The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless the Contract Documents require or permit otherwise. The Contractor further warrants that the Work will conform to the requirements of the Contract Documents and will be free from defects, except for those inherent in the quality of the Work the Contract Documents require or permit. Work, materials, or equipment not conforming to these requirements will be considered defective. The Contractor's warranty excludes remedy for damage or defect to the extent caused by abuse, alterations or modifications to the Work not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Architect, or Owner, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment. The Contractor shall provide prompt emergency call back service for all vital systems included within its Work and keep the Owner advised of the status of repairs.

§ 3.5.2 All manufacturers and vendors' warranties for products and other Work incorporated into the Project will be assigned and transferred without loss or limitations to the Owner. Except as otherwise provided in the Contract Documents, all workmanships and product and other Work shall be warranted for one year following the date of Substantial Completion or for the period of time stated in the applicable manufacturer or vendor's warranty, whichever is longer, to be new upon installation (and not of such age as to affect durability), free from faults and defects in material and workmanship that is not inherent in the quality required or permitted in the Contract Documents, expect to the extent any deficiencies arises from Owner's failure to maintain product or use of a product outside of its intended use as required hereunder. The warranty shall be extended insofar as a vendor or manufacturer's standard guarantees exceed those specified.

§ 3.5.3 The Contractor (and vendor or manufacturer for extended guarantees or warranties) shall warrant throughout the warranty period described in Subsection 3.5.2 that the Work shall continue to function in conformance with the Contract Documents (including the performance standards set forth in the Specifications), provided, however, that Contractor shall assume no responsibility for design services, and the provisions of any applicable user/maintenance manuals. Contractor shall, at its expense (including, without limitation, payment of all costs to remove defective Work and reinstall conforming Work) remedy all deficiencies appearing within the warranty period and, at its option, repair or replace all defective Work as required to accomplish this. If a manufacturer's or vendor's warranty, which has been assigned to the Owner by Contractor, is available, the Contractor shall assist the Owner in pursuing its remedies under such warranties. During any effort to pursue manufacturer's or vendor's warranties, the period with respect to breach of warranty shall be tolled. If the Contractor fails to remedy such deficiencies within a reasonable time after written notice from the Owner, the Owner may cause such remediates to be performed and charge the expense thereof to the Contractor.

§ 3.5.4 Contractor warrants that the installation of all products shall be in strict accordance with the manufacturer's requirements unless the Architect has specified otherwise. If the Architect has specified a different method of installation, Contractor shall notify the Owner in writing. In the event Owner seeks to enforce a claim based upon a manufacturer's warranty and should such manufacturer then fail to honor its warranty based, in whole or in part, on a claim of defective installation, the Owner shall be entitled to enforce said warranty against Contractor in accordance with the terms of said warranty, except that a claim of defective installation shall not be a defense to any such warranty claim by Owner against Contractor.

§ 3.5.5 All required maintenance of the Work shall be the Contractor's responsibility until Substantial Completion is achieved, all material maintenance and user's manuals have been turned over to the Owner, and the Owner's designated personnel (whom Owner shall cause to attend the meeting specified below) have been instructed in the maintenance and operation of all applicable product. This maintenance shall include a complete turnover procedure at the time of Substantial Completion, including reasonable cleaning, testing and adjustment and at a meeting called by Contractor to explain such procedures and related matter to Owner and its designated representatives.

§ 3.5.6 Owner originated service calls which are demonstrated as not covered by warranty will be compensated at the Contractor's direct costs for materials and labor plus any agreed allowance for overhead and profit, provided they are approved in writing after submission of a detailed not-to-exceed estimate and schedule. Upon completion of the Project, the Owner will designate persons authorized to request service and will not compensate the Contractor for unauthorized calls.

§ 3.5.7 Eleven (11) months from the commencement of the warranty period, the Contractor shall schedule a walk-through inspection with the Owner and Architect to identify any warranty items to be corrected under such warranty period. The parties shall collaborate to prepare a list of warranty items within five (5) business days of the walk-through. The one (1) year Contractor's warranty period shall be extended for a period of thirty (30) days beyond the date the eleven (11) month walk-through inspection is actually performed. It is the intent of this Section to extend the warranty period by thirty (30) days beyond the date the eleven (11) month walk-through inspection is finally completed in order to give the Owner the benefit of the walk-through inspection prior to the expiration of the warranty period. The thirty (30) day extension period shall not begin to run until final completion of the walk-through inspection. Thus, if the walk-through inspection takes more than one day to complete, the thirty (30) day extension begins to run from the date the walkthrough is actually completed. If the Owner unreasonably refuses to schedule the eleven (11) month walk-through inspection, the Contractor shall notify the Owner in writing of a date on which the Contractor shall be available to perform the walk-through inspection, which date shall not be less than ten (10) days after the date of the Contractor's letter, and the thirty (30) day extension shall begin to run from the date of the proposed walk-through inspection. Under no circumstances shall the Contractor's warranty expire in less than one (1) full year.

§ 3.5.8 Nothing herein shall be a limitation of any of the Owner's legal or equitable rights or shall constitute a limitation or reduction of any statute of limitations.

§ 3.6 Taxes

The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor that are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect. The Contractor and its subcontractors shall be responsible for payment of Social Security and Unemployment taxes for their respective employees. In addition, the Contractor and subcontractors shall pay any and all compulsory taxes required, or which may be imposed by any governmental agency relating to the performance of the Work.

§ 3.7 Permits, Fees, Notices and Compliance with Laws

§ 3.7.1 The Owner with the assistance of the Contractor shall secure and pay for the building permit application as well as for other applications, permits, fees, licenses, and inspections by government agencies necessary for proper execution and completion of the Work, unless such permits, fees, licenses, and inspections by government agencies necessary for proper execution and completion of the Work can only be secured by the licensed Contractor and/or Subcontractor. When such applications, permits, fees, licenses, and inspections by government agencies necessary for proper execution and completion of the Work are paid by the Contractor, the related fees are included in the Cost of the Work. Otherwise, if paid directly by the Owner, they shall not be included in the Cost of the Work.

§ 3.7.2 The Contractor shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to performance of the Work.

§ 3.7.3 If the Contractor performs Work knowing it to be contrary to applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction, and shall indemnify the Owner therefore, including reasonable attorney and professional fees. The Owner shall not be responsible for any inspection fees due to re-inspection of rejected Work due to faulty or defective workmanship of the Contractor, or scheduling error by the Contractor. The Contractor shall be responsible for all such re-inspection fees and any professional fees and costs incurred by the Owner, subject to the provisions of §3.3.4 herein. The parties agree that the Architect shall be responsible for its design meeting applicable codes.

§ 3.7.4 Concealed or Unknown Conditions

If the Contractor encounters conditions at the site that are (1) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist in buildings of the same age and character as the building housing the Project, and/or in the case of improvements to raw land, and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, the Contractor shall promptly

provide notice to the Owner and the Architect before conditions are disturbed and in no event later than 14 days after first observance of the conditions. The Architect will promptly investigate such conditions and, if the Architect determines that they differ materially and cause an increase or decrease in the Contractor's cost of, or time required for, performance of any part of the Work, will recommend that an equitable adjustment be made in the Contract Sum or Contract Time, or both. If the Architect determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall promptly notify the Owner and Contractor, stating the reasons. If either party disputes the Architect's determination or recommendation, that party may submit a Claim as provided in Article 15.

§ 3.7.5 If, in the course of the Work, the Contractor knowingly encounters and recognizes human remains or recognizes the existence of burial markers, archaeological sites or wetlands not indicated in the Contract Documents, the Contractor shall immediately suspend any operations that would affect them and shall notify the Owner and Architect. Upon receipt of such notice, the Owner shall promptly take any action necessary to obtain governmental authorization required to resume the operations. The Contractor shall continue to suspend such operations until otherwise instructed by the Owner but shall continue with all other operations that do not affect those remains or features. Requests for adjustments in the Contract Sum and Contract Time arising from the existence of such remains or features may be made as provided in Article 15.

§ 3.8 Allowances

§ 3.8.1 The Contractor shall include in the Contract Sum all Owner directed allowances for the use of funds stated in the Contract Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities to whom the Contractor has reasonable objection.

§ 3.8.2 Unless otherwise provided in the Contract Documents,

- .1 allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;
- .2 Contractor's costs for unloading and handling at the site, labor, installation costs, overhead, profit, and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum but not in the allowances; and
- .3 whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section 3.8.2.1 and (2) changes in Contractor's costs under Section 3.8.2.2.

§ 3.8.3 Materials and equipment under an allowance shall be selected by the Owner with reasonable promptness.

§ 3.9 Superintendent

§ 3.9.1 The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor.

§ 3.9.2 The Contractor, as soon as practicable execution of the Agreement, shall notify the Owner of the name and qualifications of a proposed superintendent.

§ 3.9.3 The Contractor shall not employ a proposed superintendent to whom the Owner or Architect has made reasonable and timely objection. The Contractor shall not change the superintendent without the Owner's consent, which shall not unreasonably be withheld or delayed. The Owner shall have the right, at any time, to reasonably direct a change in Contractor's superintendent if their performance is unsatisfactory to the Owner. The Contractor shall replace said superintendent with a superintendent satisfactory to the Owner. No increase in the Contract Sum or Contract Time shall be allowed for any such substitution.

§ 3.9.4 If during the course of the Project, the superintendent changes, written notice shall be given to the Owner and Architect. Written notice shall include a resume of the new superintendent. Approval of such new superintendent shall be given in such manner as provided for in this Section 3.9.

§ 3.10 Contractor's Construction and Submittal Schedules

§ 3.10.1 The Contractor, promptly after being awarded the Contract, shall submit for the Owner's and Architect's

review and comment a Contractor's construction schedule for the Work ("Construction Schedule") and Cash-Flow Report. The schedule shall contain detail appropriate for the Project, including (1) the date of commencement of the Work, interim schedule milestone dates, and the date of Substantial Completion; (2) an apportionment of the Work by construction activity; and (3) the time required for completion of each portion of the Work. The schedule shall provide for the orderly progression of the Work to completion and shall not exceed time limits current under the Contract Documents (including, but not limited to any construction milestones set forth in the Agreement). The Cash-Flow Report and schedule shall be revised on a monthly basis or as requested by the Owner due to the conditions of the Work and Project and actual progress of the Work. In the event of a request by the Owner for a revised acceleration schedule solely for the Owner's convenience, the Contractor may request a Change Order.

§ **3.10.1.1** The Contractor will schedule and otherwise perform its Work as required so as not to interrupt or disturb the activities of the Owner or Owner's Separate Contractors.

§ **3.10.1.2** Should the Owner determine that sufficient progress is not being made on the Project, the Contractor shall submit a Recovery Construction Schedule upon request. Upon request, the Contractor shall further provide the Owner with the Construction Schedule's native information in an electronic format.

§ **3.10.1.3** The Milestone and Completion Dates set forth in the Contract Documents are subject to change only by properly issued Change Orders executed by the Owner, and no revision of the Construction Schedule shall be deemed to be an implicit extension of the Contract Time.

§ **3.10.2** The Contractor, promptly after being awarded the Contract and thereafter as necessary to maintain a current submittal schedule, shall submit a submittal schedule for the Architect's approval ("Submittal Schedule"). The Architect's approval shall not be unreasonably delayed or withheld. The Submittal Schedule shall (1) be coordinated with the Contractor's construction schedule, and (2) allow the Architect reasonable time to review submittals. The Architect shall be afforded sufficient time for first review and second review of submittals, if necessary. In the event of a rejection of any submittal, the Architect shall provide sufficient information as to allow the Contractor to understand the basis for the rejection. If the Contractor fails to submit a Submittal Schedule, or fails to provide submittals in accordance with the approved Submittal Schedule, or fails to correct and resubmit any submittal in a timely fashion, the Contractor shall not be entitled to any increase in Contract Sum or extension of Contract Time based on the time required for review of submittals. If there are material changes made by the Architect in the design during the Submittal process which do not arise out of errors or omissions in the Contractor's submittals, the Contractor may request a Change Order.

§ **3.10.3** The Contractor agrees the provision of review and comment by the Architect within the applicable standard of care, and the reasonable exercise of any rights by Architect or Owner, shall not be grounds for any claim against Owner, Architect, or other representative of the Owner by Contractor or any of its Subcontractors, alleging interference, lack of cooperation, delay, disruption, harassment, negligence or hindrance by Owner and/or Architect.

§ **3.10.4** The Contractor shall perform the Work in general accordance with the most recent Construction schedules submitted to the Owner and Architect and the approved Submittal Schedule.

§ 3.11 Documents and Samples at the Site

The Contractor shall maintain and make available, at the Project site, the Contract Documents, including record copies of Change Orders, Construction Change Directives, and other Modifications, in good order and marked currently to indicate field changes and selections made during construction, and the approved Shop Drawings, Product Data, Samples, and similar required submittals. These shall be in electronic form or paper copy, available to the Architect and Owner, and delivered to the Architect for submittal to the Owner upon completion of the Work as a record of the Work as constructed. [Drafting Note – Parties need agree as to how maintained at site]

§ 3.12 Shop Drawings, Product Data and Samples

§ **3.12.1** Shop Drawings are drawings, diagrams, schedules, and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier, or distributor to illustrate some portion of the Work.

§ 3.12.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams, and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

§ 3.12.3 Samples are physical examples that illustrate materials, equipment, or workmanship, and establish standards by which the Work will be judged.

§ 3.12.4 Shop Drawings, Product Data, Samples, and similar submittals are not Contract Documents. Their purpose is to demonstrate how the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents for those portions of the Work for which the Contract Documents require submittals. Review by the Architect is subject to the limitations of Section 4.2.7. Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents. Submittals that are not required by the Contract Documents may be returned by the Architect without action.

§ 3.12.5 The Contractor shall review for compliance with the Contract Documents, approve, and submit to the Architect, Shop Drawings, Product Data, Samples, and similar submittals required by the Contract Documents, in accordance with the Submittal Schedule approved by the Architect or, in the absence of an approved Submittal Schedule, with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of Separate Contractors.

§ 3.12.6 By submitting Shop Drawings, Product Data, Samples, and similar submittals, the Contractor represents to the Owner and Architect that the Contractor has (1) reviewed and approved them, in writing (2) determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and (3) checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents. The Contractor's review and approval of all submittals shall be evidenced by the affixing of its stamp on the submittal. The Owner and Contractor shall agree on the language of Contractor's stamp.

§ 3.12.7 The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples, or similar submittals, until the respective submittal has been approved by the Architect.

§ 3.12.8 The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from the requirements of the Contract Documents by the Architect's approval of Shop Drawings, Product Data, Samples, or similar submittals, unless the Contractor has specifically notified the Architect in writing of such deviation at the time of submittal and (1) the Architect has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples, or similar submittals, by the Architect's approval thereof. In collaboration with the Architect, the Contractor shall establish and implement procedures for expediting the processing and approval of the Shop Drawings, Product Data, Samples and other submittals.

§ 3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples, or similar submittals, to revisions other than those requested by the Architect on previous submittals. In the absence of such notice, the Architect's approval of a resubmission shall not apply to such revisions.

§ 3.12.10 The Contractor shall not be required to provide professional services that constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor's responsibilities for construction means, methods, techniques, sequences, and procedures. The Contractor shall not be required to provide professional services in violation of applicable law.

§ 3.12.10.1 If professional design services or certifications by a design professional related to systems, materials, or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy. The Contractor shall be entitled to rely upon the adequacy and accuracy of the performance and design criteria provided in the Contract Documents. The Contractor shall cause such services or certifications to be provided by an appropriately licensed design professional, who shall have and maintain reasonable limits of insurance as set forth in Exhibit _ to the Agreement, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings, and other submittals prepared by such professional. Shop Drawings, and other submittals related to the Work, designed, or certified by such professional, if prepared by others, shall bear such professional's written approval when submitted to the Architect.

The Owner and the Architect shall be entitled to rely upon the adequacy and accuracy of the services, certifications, and approvals performed or provided by such design professionals, provided the Owner and Architect have specified to the Contractor the performance and design criteria that such services must satisfy. Pursuant to this Section 3.12.10, the Architect will review and approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.

§ 3.12.10.2 If the Contract Documents require the Contractor's design professional to certify that the Work has been performed in accordance with the design criteria, the Contractor shall furnish such certifications to the Architect at the time and in the form specified by the Architect.

§ 3.12.11 Nothing in the Architect's or Owner's review of shop drawings and samples or submittals shall be construed as allowing substitutions not in accordance with the procedures for substitutions, the performance of additional work, or the allowance of any increased costs to the Owner unless reflected in a Change Order.

§ 3.12.12 If the Contractor intends that a change to the Contract be made by any information in a Shop Drawing, the Contractor shall affirmatively in narrative form state that the Shop Drawing depicts a change in the Work and shall submit a written request for Change Order in sufficient time for the Architect to understand that a Change Order is being requested before the time the Architect's approval of the Shop Drawing is required. Any notation, mark or other comment by the Architect on a submittal or in a response to a Request for Interpretation shall not constitute a change in the Contract. If the Contractor asserts that any notation, mark or comment by the Architect contained in a submittal or response to a Request for Interpretation will change the Contract, the Contractor shall immediately follow the procedures set forth in Article 15 and/or Section 7.2 to request and pursue a change in the Contract and the Contractor will not be entitled to assert any claim unless it has strictly complied with such procedures and this paragraph.

§ 3.12.13 The Architect's review of Shop Drawings, Product Data, Samples and similar submittals shall be limited to two (2) submissions under the scope of Basic Services and will be conducted only after the Contractor has coordinated said Documents to indicate field conditions, proposed Contractor deviations from the Contract Documents and other requirements, which effect design intent. For the Architect's unreasonable review of Shop Drawings, Product Data, Samples and similar submittals by the Contractor more than twice, a corresponding fee shall be deducted from the Contract Sum via a Change Order between the Owner and Contractor.

§ 3.13 Use of Site

§ 3.13.1 The Contractor shall confine operations at the site to areas permitted by applicable laws, statutes, ordinances, codes, rules and regulations, lawful orders of public authorities, and the Contract Documents and shall not unreasonably encumber the site with materials or equipment. **§ 3.13.2** Only materials and equipment that are to be used directly in the Work shall be brought to and stored on the Project site. Protection of construction materials and equipment stored at the Project site from weather, theft, damage and all other adversity is the responsibility of the Contractor.

§ 3.13.3 The Contractor and any entity for whom the Contractor is responsible shall not erect any sign on the Project site without the prior written consent of the Owner.

§ 3.13.4 Work shall be conducted so as not to impede traffic, obstruct any thoroughfare or access to property or means of egress, and so as not to interfere with the work of other Separate Contractors or emergency responders.

§ 3.13.5 During progress of the Work, Contractor shall provide lights, fences and barriers, danger, warning and detour signs and take such other precautions as may be necessary to protect life and property.

§ 3.13.6 Contractor shall protect Owner's property, all surrounding public and private properties, all its Work in place, and all work of Owner's Separate Contractors in place against damage, injury or loss arising in connection with the Work. Contractor shall promptly remedy any such damage, injury or loss.

§ 3.13.7 Contractor shall provide and maintain reasonable protection at all times for all exposed floors, walls, ceilings, fittings, fixtures, piping, glass, equipment, adjacent areas and other Work that may be subject to damage or theft of injury

of any kind during the progress of the Work. Any items damaged or injured shall be replaced or repaired by Contractor at its expense unless covered by insurance and in a manner entirely satisfactory to Architect and Owner.

§ 3.13.8 Contractor shall maintain and enforce regulations covering all fire hazards, including smoking, and shall provide approved fire extinguishers at proper locations.

§ 3.13.9 Contractor shall repair or replace, in a manner entirely satisfactory to Owner and Architect, all damage caused by Contractor resulting to curbs, sidewalks, roadways, lawns, drain- pipes, buildings, etc., as a result of this Project, even though they may be outside the limits of this Contract as shown on the Drawings. Existing facilities that have been marred or disturbed by Contractor's Work or failure to comply with the Contract Document shall be restored to its prior condition in a manner entirely satisfactory to Owner and Architect.

§ 3.14 Cutting and Patching

§ 3.14.1 The Contractor shall be responsible for cutting, fitting, or patching required to complete the Work or to make its parts fit together properly. All areas requiring cutting, fitting, or patching shall be restored to the condition existing prior to the cutting, fitting, or patching, unless otherwise required by the Contract Documents.

§ 3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or Separate Contractors by cutting, patching, or otherwise altering such construction, or by excavation. The Contractor shall not cut or otherwise alter construction by the Owner or a Separate Contractor except with written consent of the Owner and of the Separate Contractor. Consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold, from the Owner or a Separate Contractor, its consent to cutting or otherwise altering the Work.

§ 3.15 Cleaning Up

§ 3.15.1 The Contractor shall keep the premises and surrounding area free from accumulation of waste materials and rubbish caused by operations under the Contract. At completion of the Work, the Contractor shall remove waste materials, rubbish, the Contractor's tools, construction equipment, machinery, and surplus materials from and about the Project.

§ 3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the Owner shall be entitled to reimbursement from the Contractor.

§ 3.15.3 All areas of new or existing construction which are damaged during the Project shall be restored to their original condition by the Contractor.

§ 3.15.4 The Contractor shall be responsible for temporary dust and dirt control through the use of temporary enclosures and partitions.

§ 3.16 Access to Work

The Contractor shall provide the Owner and Architect with access to the Work in preparation and progress wherever located.

§ 3.17 Royalties, Patents and Copyrights

The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for defense or loss when a particular design, process, or product of a particular manufacturer or manufacturers is required by the Contract Documents, or where the copyright violations are contained in Drawings, Specifications, or other documents prepared by the Owner or Architect. However, if an infringement of a copyright or patent is discovered by, or made known to, the Contractor, the Contractor shall be responsible for the loss unless the information is promptly furnished to the Architect.

§ 3.18 Indemnification

§ 3.18.1 To the fullest extent permitted by law, the Contractor shall indemnify and hold harmless the Owner, its officers, directors, employees, related entities, subsidiaries, successors, and assigns, (but excluding design professionals)(collectively "Indemnitees", and each an "Indemnitee") from and against liabilities, claims, damages,

losses, and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss, or expense is attributable to bodily injury, sickness, disease or death, or to economic injury or destruction of tangible property including the loss of use therefrom, but only to the extent caused by or alleged to be caused by the negligent acts or omissions or intentional conduct of the Contractor, a Subcontractor, anyone directly or indirectly employed by them, or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss, or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity that would otherwise exist as to a party or person described in this Section 3.18. Notwithstanding anything to the contrary, nothing herein shall require the Contractor to indemnify an Indemnitee to the extent of such Indemnitee's own negligence or intentional acts, and, in the event a claim for which indemnification is required hereunder is asserted by one or more Indemnitees against any other Indemnitee, Contractor shall not be obligated to indemnify the Indemnitee against whom such claim is asserted unless Contractor is notified of such claim prior to resolution of same and afforded sufficient time to defend such claim.

§ 3.18.2 In claims against any person or entity indemnified under this Section 3.18 by an employee of the Contractor, a Subcontractor (of any tier), anyone directly or indirectly employed or retained by any of them, or anyone for whose acts they may be liable, the indemnification obligation under Section 3.18.1 or the Contract Documents shall not be limited by a limitation on amount or type of damages, compensation, or benefits payable by or for the Contractor or a Subcontractor (of any tier) under workers' compensation acts, disability benefit acts, or other employee benefit acts.

§ 3.18.3 The Contractor's indemnity obligations under this Paragraph 3.18 shall, but not by way of limitation, specifically include, without limitations, all fines, penalties and punitive damages arising out of, or in connection with, any (i) violation of or failure to comply with any governmental requirement by the Contractor or any person or entity for whom the Contractor is responsible, (ii) method of execution of the Work, or (iii) failure to obtain, or violation of, any permit or other approval of a public authority applicable to the Work by the Contractor or any entity for whom the Contractor is responsible.

§ 3.18.4 In the event that the Contractor fails or refuses to indemnify an Indemnitee hereunder, in addition to all other obligations and upon adjudication in favor of an Indemnitee, Contractor shall be responsible for any and all costs associated with bringing such action, including reasonable attorneys' fees.

§ 3.18.5 Without limiting the generality of this Section, the defense and indemnity obligations set forth in this Section 3.18 shall survive the expiration, completion or termination of this Agreement.

§ 3.19 Equal Employment Opportunity/Affirmative Action

§ 3.19.1 In performance of the Work, the Contractor agrees to abide by all laws governing Equal Employment Opportunity, or similar Acts, and accompanying rules and regulations and orders, and that it has or will develop an Affirmative Action Program to assure that all employees and applicants for employment are not discriminated against on the basis of race, sex, age, religion, creed, national origin or handicap unrelated to job function.

§ 3.20 Discrimination Prohibited

Discrimination Prohibited: According to 62 Pa.C.S.A. §3701, the Contractor agrees that:

§ 3.20.1 In hiring of employees for the performance of Work under the Contract or any subcontract, no Contractor or Subcontractor, or any person acting on behalf of the Contractor or Subcontractor shall, by reason of gender, race, creed or color, discriminate against any citizen of the Commonwealth who is qualified and available to perform the Work to which the employment relates.

§ 3.20.2 No Contractor or Subcontractor, or any person on their behalf shall in any manner discriminate against or intimidate any employee hired for the performance of Work under the Contract on account of gender, race, creed, or color.

§ 3.21 Human Relations Act

§ 3.21.1 The provisions of the Pennsylvania Human Relations Act, Act 222 of October 27, 1955 (P.L. 744) (43 P.S. Section 951, et seq.) of the Commonwealth of Pennsylvania prohibit discrimination because of race, color, religious creed, ancestry, age, sex, national origin, handicap or disability, by employers, employment agencies, labor organizations, contractors and others. The Contractor shall agree to comply with the provisions of this Act as amended

that are made part of this specification. Attention is directed to the language of the Commonwealth's non-discrimination clause in 16 PA. Code 349.101.

ARTICLE 4 ARCHITECT

§ 4.1 General

§ 4.1.1 The Architect is the person or entity retained by the Owner pursuant to Section 2.3.2 and identified as such in the Agreement. The term "Architect" shall mean the Architect or Architect's representative.

§ 4.1.2 Duties, responsibilities, and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified, or extended without written consent of the Owner.

§ 4.2 Administration of the Contract

§ 4.2.1 The Architect will provide administration of the Contract as described in the Contract Documents and will be an Owner's representative during construction until the date the Architect issues the final Certificate for Payment. The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents.

§ 4.2.2 The Architect will visit the site at intervals appropriate to the stage of construction, or as otherwise agreed with the Owner, to become generally familiar with the progress and quality of the portion of the Work completed, and to determine in general if the Work observed is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect will not have control over, charge of, or responsibility for the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Contractor's rights and responsibilities under the Contract Documents.

§ 4.2.3 On the basis of the site visits, the Architect will keep the Owner reasonably informed about the progress and quality of the portion of the Work completed, and promptly report to the Owner (1) known deviations from the Contract Documents, (2) known deviations from the most recent construction schedule submitted by the Contractor, and (3) defects and deficiencies observed in the Work. The Architect will not be responsible for the Contractor's failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect will not have control over or charge of, and will not be responsible for acts or omissions of, the Contractor, Subcontractors, or their agents or employees, or any other persons or entities performing portions of the Work.

§ 4.2.4 Communications

The Owner and Contractor shall include the Architect in all communications that relate to or affect the Architect's services or professional responsibilities. The Owner shall promptly notify the Architect of the substance of any direct communications between the Owner and the Contractor otherwise relating to the Project. Communications by and with the Architect's consultants shall be through the Architect. Communications by and with Subcontractors and suppliers shall be through the Contractor. Communications by and with Separate Contractors shall be through the Owner. The Contract Documents may specify other communication protocols.

§ 4.2.5 Based on the Architect's evaluations of the Contractor's Applications for Payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

§ 4.2.6 The Architect and Owner each have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect and Owner will have authority to require inspection or testing of the Work in accordance with Sections 13.4.2 and 13.4.3, whether or not the Work is fabricated, installed, or completed. However, neither this authority of the Architect and the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect and/or Owner to the Contractor, Subcontractors, suppliers, their agents or employees, or other persons or entities performing portions of the Work. No inspections by the Architect or Owner shall relieve Contractor of any of its obligations under the Contract Documents.

§ 4.2.7 The Architect will review and approve, or take other appropriate action upon, the Contractor's submittals such as Shop Drawings, Product Data, and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect's action will be taken in accordance with the submittal schedule approved by the Architect or, in the absence of an approved submittal

schedule, with reasonable promptness while allowing sufficient time in the Architect's professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect's review of the Contractor's submittals shall not relieve the Contractor of the obligations under Sections 3.3, 3.5, and 3.12. The Architect's review shall not constitute approval of safety precautions or of any construction means, methods, techniques, sequences, or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component.

§ 4.2.8 The Architect will prepare Change Orders and Construction Change Directives, and may order minor changes in the Work as provided in Section 7.4. The Architect will investigate and make determinations and recommendations regarding concealed and unknown conditions as provided in Section 3.7.4.

§ 4.2.9 The Contractor shall advise the Owner and Architect when a particular phase of the Work is ready for an inspection for Substantial Completion purposes. The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of final completion; issue Certificates of Substantial Completion pursuant to Section 9.8; receive and forward to the Owner, for the Owner's review and records, written warranties and related documents required by the Contract and assembled by the Contractor pursuant to Section 9.10; and issue a final Certificate for Payment pursuant to Section 9.10. If more than two (2) inspections are required for Substantial Completion or Final Completion, the Contractor shall reimburse (via Change Order or if necessary, a Construction Change Directive) the Owner for all expenses and costs associated with any additional inspections.

§ 4.2.10 If the Owner and Architect agree, the Architect will provide one or more Project representatives to assist in carrying out the Architect's responsibilities at the site. The Owner shall notify the Contractor of any change in the duties, responsibilities and limitations of authority of the Project representatives.

§ 4.2.11 The Architect will initially interpret matters concerning requirements of, the Contract Documents on written request of both the Owner or Contractor. The Architect's response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness.

§ 4.2.12 Interpretations and decisions of the Architect will be consistent with the intent of, and reasonably inferable from, the Contract Documents and will be in writing or in the form of drawings. When making such interpretations and decisions, the Architect will endeavor to secure faithful performance by both Owner and Contractor, will not show partiality to either, and will not be liable for results of interpretations or decisions rendered in good faith.

§ 4.2.13 Intentionally omitted,.

§ 4.2.14 The Architect will review and respond to requests for information about the Contract Documents. The Architect's response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness. If appropriate, the Architect will prepare and issue supplemental Drawings and Specifications in response to the requests for information.

ARTICLE 5 SUBCONTRACTORS

§ 5.1 Definitions

§ 5.1.1 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site. The term "Subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term "Subcontractor" does not include a Separate Contractor or the subcontractors of a Separate Contractor.

§ 5.1.2 A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site. The term "Sub-subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

§ 5.2 Award of Subcontracts and Other Contracts for Portions of the Work

§ 5.2.1 Unless otherwise stated in the Contract Documents, the Contractor, as soon as practicable after award of the Contract, shall notify the Owner of the persons or entities proposed for each principal portion of the Work, including those who are to furnish materials or equipment fabricated to a special design of the Architect. Within 5 business days

of receipt of the information, the Architect may notify the Contractor whether the Owner (1) has reasonable objection to any such proposed person or entity or (2) requires additional time for review. Failure of the Owner to provide notice within the 5 business day period shall constitute notice of no reasonable objection. The Contractor shall advise the Owner of the need for approval of a subcontractor or supplier on an expedited basis.

§ 5.2.2 The Contractor shall not contract with a proposed person or entity to whom the Owner has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection.

§ 5.2.3 If the Owner has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner has no reasonable objection. If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor's Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required.

§ 5.2.4 The Contractor shall not substitute a Subcontractor, person, or entity for one previously selected if the Owner or Architect makes reasonable objection to such substitution.

§ 5.3 Subcontractual Relations

By appropriate written agreement, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor's Work that the Contractor, by these Contract Documents, assumes toward the Owner and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies, and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement that may be at variance with the Contract Documents. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement that may be at variance with the Contract Documents. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors. Notwithstanding anything to the contrary in the Contract Documents, Contractor shall be fully responsible and liable for the acts and/or omissions of any tier of Subcontractors.

§ 5.3.2 All subcontracts shall be in writing and shall specifically provide that the Owner is an intended third-party beneficiary.

§ 5.4 Contingent Assignment of Subcontracts

§ 5.4.1 Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner, provided that

.1 assignment is effective only after termination of the Contract by the Owner for cause pursuant to Section 14.2 and only for those subcontract agreements that the Owner accepts by notifying the Subcontractor and Contractor; and

.2 assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

When the Owner accepts the assignment of a subcontract agreement, the Owner assumes the Contractor's rights and obligations under the subcontract other than prior obligations of the Contractor to make payments that were the responsibility of the Contractor.

§ 5.4.2 Each subcontract shall specifically provide that the Owner shall only be responsible to the subcontractor for those obligations of the Contractor that accrue subsequent to the Owner's exercise of any rights under this conditional assignment.

§ 5.4.3 Upon assignment to the Owner under this Section 5.4, the Owner may further assign the subcontract to a successor contractor or other entity.

ARTICLE 6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

§ 6.1 Owner's Right to Perform Construction and to Award Separate Contracts

§ 6.1.1 The term "Separate Contractor(s)" shall mean other contractors retained by the Owner under separate agreements. The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and with Separate Contractors retained under Conditions of the Contract substantially similar to those of this Contract, including those provisions of the Conditions of the Contract related to insurance and waiver of subrogation.

§ 6.1.2 When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term "Contractor" in the Contract Documents in each case shall mean the Contractor who executes each separate Owner-Contractor Agreement.

(Paragraphs deleted)

§ 6.2 Mutual Responsibility

§ 6.2.1 The Contractor shall afford the Owner and Separate Contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor's construction and operations with theirs as required by the Contract Documents and in accordance with the Construction Schedule.

§ 6.2.2 If part of the Contractor's Work depends for proper execution or results upon construction or operations by the Owner or a Separate Contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly notify the Architect and Owner in writing of apparent discrepancies or defects in the construction or operations by the Owner or Separate Contractor that would render it unsuitable for proper execution and results of the Contractor's Work. Failure of the Contractor to notify the Architect of apparent discrepancies or defects prior to proceeding with the Work shall constitute an acknowledgment that the Owner's or Separate Contractor's completed or partially completed construction is fit and proper to receive the Contractor's Work. The Contractor shall not be responsible for discrepancies or defects in the construction or operations by the Owner or Separate Contractor that are not apparent.

§ 6.2.3 The Contractor shall reimburse the Owner for costs the Owner incurs that are payable to a Separate Contractor because of the Contractor's delays, improperly timed activities, or defective construction. The Owner shall be responsible to the Contractor for unavoidable costs the Contractor incurs because of a Separate Contractor's delays, improperly timed activities, damage to the Work or defective construction.

§ 6.2.4 The Contractor shall promptly remedy damage that the Contractor wrongfully causes to completed or partially completed construction or to property of the Owner or of Separate Contractor as provided in Section 10.2.5.

§ 6.2.5 The Owner and each Separate Contractor shall have the same responsibilities for cutting and patching as are described for the Contractor in Section 3.14.

§ **6.2.6** The Contractor shall consult with its Subcontractors and other contractors as soon as possible after execution of the Contract to coordinate all work phases in order that the Project as a whole can be completed in a professional and expeditious manner.

§ 6.3 Owner's Right to Clean Up

If a dispute arises among the Contractor, Separate Contractors, and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up will allocate the cost among those responsible.

ARTICLE 7 CHANGES IN THE WORK

§ 7.1 General

§ **7.1.1** Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.

§ **7.1.2** A Change Order shall be based upon agreement among the Owner, Contractor, and Architect. A Construction Change Directive requires agreement by the Owner and Architect and may or may not be agreed to by the Contractor. An order for a minor change in the Work may be issued by the Architect alone.

§ **7.1.3** Changes in the Work shall be performed under applicable provisions of the Contract Documents. The Contractor shall proceed promptly with changes in the Work, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

§ 7.2 Change Orders

§ **7.2.1** A Change Order is a written instrument prepared by the Contractor and signed by the Owner, Contractor, and Architect stating their agreement upon all of the following:

- **.1** The change in the Work;
- **.2** The amount of the adjustment, if any, in the Contract Sum; and
- **.3** The extent of the adjustment, if any, in the Contract Time.

§ **7.2.2** The Contractor represents that any executed Change Order between the Owner and Contractor on this Project will include all costs associated with the additional Work described in the Change Order, including all costs of associated delay, interference, acceleration, inefficiency and overhead, as well as costs of material, labor and supervisions.

§ **7.2.3** Whenever the Contractor requests a Change Order, the Contractor shall submit a Change Order Request and shall provide documentation of labor and material costs in a form (to include Subcontractor quotes, bills of material, internal estimate worksheets, etc.) satisfactory to the Owner. Any Change Order Request for additional time shall be documented by a critical path analysis. Subcontractors will be allowed a maximum of 15% for overhead, profit, supervision, and miscellaneous expenses on Change Orders where it performs the Work with its own forces. In the case where the work is performed by a Second-tier Subcontractor, the maximum aggregate mark-up for overhead, profit, supervision, and miscellaneous expenses will be 15%. (Example: If the Second-Tier subcontractor includes a 10% mark-up, the Subcontractor is limited to no more than an additional 5% mark-up so that in the aggregate, the total allowable mark-up is 15%. If the Second-tier subcontractor includes a 15% mark-up, the Subcontractor shall not include any additional mark-up).

§ **7.2.4** Agreement on any Change Order shall constitute a final settlement on all matters relating to the change in the Work that is the subject of the Change Order, including, but not limited to, all direct and indirect costs associated with such change, delays, disruptions, interferences, inefficiencies, accelerations, hindrances, and any and all adjustments to the Contract Sum, the Project schedule, and Contract Time.

§ 7.3 Construction Change Directives

§ **7.3.1** A Construction Change Directive is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions, or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

§ **7.3.2** A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ **7.3.3** If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods at the Owner's option:

.1 Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2 Unit prices stated in the Contract Documents or subsequently agreed upon which shall be used for both additions and deductions from the Contract Sum unless otherwise noted in the Contract Documents;

.3 Cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

.4 As provided in Section 3.8 through 7.3

§ **7.3.4** If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the Architect shall determine the adjustment on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, an amount for overhead and profit as set forth in the Agreement, or if no such amount is set forth in the Agreement, a reasonable amount. In such case, and also under Section 7.3.3.3, the Contractor shall keep and present, in such form as the Architect may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purposes of this Section 7.3.4 shall be limited to the following:

.1 Costs of labor, including applicable payroll taxes, fringe benefits required by agreement or custom, workers' compensation insurance, and other employee costs approved by the Architect;

.2 Costs of materials, supplies, and equipment, including cost of transportation, whether incorporated or consumed;

.3 Rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Contractor or others;

.4 Costs of premiums for all bonds and insurance, permit fees, and sales, use, or similar taxes, directly related to the change; and

.5 Costs of supervision and field office personnel directly attributable to the change.

§ **7.3.5** If the Contractor disagrees with the adjustment in the Contract Time, the Contractor may make a Claim in accordance with applicable provisions of Article 15.

§ **7.3.6** Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect and Owner in writing of the Contractor's agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

§ **7.3.7** A Construction Change Directive signed by the Contractor indicates the Contractor's agreement therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

§ **7.3.8** The amount of credit to be allowed by the Contractor to the Owner for a deletion or change that results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Owner. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

§ **7.3.9** Allowances for profit and overhead costs shall be applied only to that portion of the cost which constitutes a net increase in the Contract Sum. Allowances for profit and overhead costs shall be computed in accordance with 7.2.3 above.

§ **7.3.10** Pending final determination of the total cost of a Construction Change Directive to the Owner, the Contractor may request payment for Work completed under the Construction Change Directive in Applications for Payment. The Architect will make an interim determination for purposes of monthly certification for payment for those costs and certify for payment the amount that the Architect determines, in the Architect's professional judgment, to be reasonably justified. The Architect's interim determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of either party to disagree and assert a Claim in accordance with Article 15.

§ 7.3.11 When the Owner and Contractor agree with a determination made by the Architect concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and the Architect will prepare a Change Order. Change Orders may be issued for all or any part of a Construction Change Directive.

§ 7.4 Minor Changes in the Work

The Architect or Owner may order minor changes in the Work that are consistent with the intent of the Contract Documents and do not involve an adjustment in the Contract Sum or an extension of the Contract Time. The Architect's or Owner's order for minor changes shall be in writing. If the Contractor believes that the proposed minor change in the Work will affect the Contract Sum or Contract Time, the Contractor shall notify the Architect or Owner and shall not proceed to implement the change in the Work. If the Contractor is directed to perform the Work set forth in the Architect's or Owner's order for a minor change, the Contractor shall make such Claim for an adjustment of the Contract Sum or Contract Time as provided in Article 15. If the Contractor performs the minor change without prior notice to the Architect and Owner that such change will affect the Contract Sum or Contract Time, the Contractor waives any adjustment to the Contract Sum or extension of the Contract Time.

ARTICLE 8 TIME

§ 8.1 Definitions

§ 8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

§ 8.1.2 The date of commencement of the Work is the date established in a written Notice to Proceed or as stated in the Contract Documents. All required documentation, such as insurance certificates shall be provided before the commencement of Work.

§ 8.1.3 The date of Substantial Completion is the date certified by the Architect in accordance with Section 9.8.

§ 8.1.4 The term "day" as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.

§ 8.2 Progress and Completion

§ 8.2.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing the Agreement, the Contractor confirms that the Contract Time is a reasonable period for performing the Work.

§ 8.2.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, commence the Work prior to the effective date of insurance required to be furnished by the Contractor and Owner.

§ 8.2.3 The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

§ 8.2.3.1 If the Contractor is not maintaining the pace of the Work in accordance with the Construction Schedule or otherwise consistent with the Contract Time, and such delays are not excusable as set forth in Section 8.3, then the Owner may require the Contractor to undertake a time recovery plan (including more personnel, overtime and/or additional shifts) at the Contractor's sole expense, to reasonably assure completion of the Work within the Contract Time.

§ 8.3 Delays and Extensions of Time

§ 8.3.1 If the Contractor is delayed at any time in the commencement or progress of the Work by (1) an act or neglect of the Owner or Architect, of an employee of either, or of a Separate Contractor; (2) by changes ordered in the Work; (3) by labor disputes impacting critical path activities, fire, unusual delay in deliveries, unavoidable casualties, adverse weather conditions documented in accordance with Section 15.1.6.2 which could not be anticipated, or other causes beyond the Contractor's reasonable control; (4) by delay authorized by the Owner pending mediation and binding dispute resolution; or (5) by other causes that the Contractor asserts, and the Owner determines, justify delay, then the Contract Time shall be extended with correlative General Conditions costs to be paid for such extension, to the extent such delay will impact the critical path as shown on the most recent Construction Schedule and if the performance of the Work is not, was not, or would not have been delayed by any other cause for which the Contractor is not entitled to an extension in the Contract Time under the Contract Documents. The Contractor further acknowledges and agrees

that adjustments in the Contract Time will be permitted for a delay only to the extent such delay (1) is not caused or could not have been anticipated by the Contractor, (2) could not be limited or avoided by Contractor's timely notice to the owner of the delay, and (3) is of a duration not less than one (1) day.

§ 8.3.1.1 Notwithstanding anything to the contrary in the Contract Documents, the Contractor acknowledges and agrees that the Work to be performed hereunder, the Contract Sum and Contract Time are based upon the Work being performed during the COVID-19 pandemic and Contractor's compliance with all rules, regulations and guidance relating to construction during COVID-19 promulgated by regulatory bodies including those of the state and municipality in which the Project is located, and federal bodies (collectively "COVID-19 Rules") and the Contractor shall be solely responsible for any failure to do so and shall indemnify the Owner from any third-party injuries, damages, losses and expenses resulting therefrom. The COVID-19 Rules will be observed at all possible and feasible times, while still allowing the required Work under these Contract Documents to be executed as solely directed or determined by the Contractor or one for whom the Contractor is responsible. In no event shall the Contract Time or Contract Sum be increased in connection with any impact arising out of the Contractor's failure to follow the COVID-19 Rules. In the event of a governmental shut down of the Project (including a location of materials being manufactured/supplied), or new COVID-19 Rules which become effective after the execution of this Agreement which materially limit the number of workers on site, or a significant delay in material deliveries or equipment due to COVID -19 that could not have been reasonably anticipated and/or avoided by the Contractor, the Contract Time and Contract Sum may be adjusted based upon direct, out-of-pocket, proven costs. In no event shall the Owner be responsible for inefficiency other than as directly attributable to COVID-19 Rules implemented after execution of the GMP Amendment, Eichleay damages, consequential damages or similar impact claims or remuneration. Contractor shall take such steps to procure materials and equipment in a timely manner so as to avoid any impact to the Contract Time or Contract Sum and in accordance with the Risk Register. Contractor may also request a substitute item if a specified material or equipment is not available as a result of the COVID-19 pandemic. Cost escalation due to unforeseeable circumstances attributed to COVID-19 will be presented by the Contractor to the Owner as a change order or a request for use of the Construction Contingency. The Owner will evaluate the submitted change order in accordance with the terms of this paragraph and the parties' Agreement, and the Risk Register.

§ 8.3.2 Claims relating to time shall be made in accordance with applicable provisions of Article 15.

(Paragraph deleted)
§ 8.3.3. Notwithstanding anything to the contrary in the Contract Documents, the Contractor and its Subcontractor's sole and exclusive remedy for any (i) delay in the commencement, prosecution or completion of the Work, (ii) hindrance or obstruction in the performance of the Work, (iii) loss of productivity or acceleration, or (iv) other similar claims (collectively referred to as "Delays") whether or not such Delays are foreseeable, shall be an extension of time in which to complete the Work if permitted under Subparagraph 8.3.1 and as follows. In the event of a Delay caused solely by the Owner, in addition to an extension of time, Contractor shall be entitled to its direct out-of-pocket costs associated with the Delay. In no event shall the Contractor or any Subcontractor be entitled to any other remedy or compensation or recovery of any damages, in connection with any Delay, including, without limitation, overhead, accelerations costs, consequential damages, lost opportunity costs, impact damages or other similar remuneration.

§ 8.3.4 The Contractor acknowledges and agrees that no extension of the Contract Time shall be granted on account of weather conditions except a state of emergency impacting the Project that has been declared by Governmental Authority which results in the closure of roads or except as permitted by the Owner.

ARTICLE 9 PAYMENTS AND COMPLETION

§ 9.1 Contract Sum

§ 9.1.1 The Contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.

§ 9.1.2 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed so that application of such unit prices to the actual quantities causes substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted.

§ 9.2 Schedule of Values

The Contractor shall submit a preliminary schedule of values with the GMP Amendment. The schedule of values shall be prepared in the form, and supported by the data to substantiate its accuracy, required by the Architect or Owner. This schedule, unless objected to by the Architect or Owner, shall be used as a basis for reviewing the Contractor's Applications for Payment. The Schedule of Values shall be periodically updated to reflect actual costs (subject, at all times, to the GMP). The most recently approved Schedule of Values, unless objected to by the Architect or Owner, shall be used as a basis for reviewing the Contractor's subsequent Applications for Payment. The description of Work shall be sufficiently broken down to indicate labor and material costs associated with each area of Work as required by Owner. Any breakdown that fails to include sufficient detail, is unbalanced or exhibits "front-loading" of the value of the Work will be rejected.

§ 9.3 Applications for Payment

§ 9.3.1 At least ten days before the date established for each progress payment, the Contractor shall submit to the Architect an itemized Application for Payment prepared in accordance with the schedule of values, if required under Section 9.2, for completed portions of the Work. The application shall be notarized, if required, and supported by all data substantiating the Contractor's right to payment that the Owner or Architect reasonably require, such as copies of requisitions, and releases and waivers of liens from Subcontractors and suppliers, and shall reflect retainage if provided for in the Contract Documents.

§ 9.3.1.1 As provided in Section 7.3.9, such applications may include requests for payment on account of changes in the Work that have been properly authorized by Construction Change Directives, or by interim determinations of the Architect, but not yet included in Change Orders.

§ 9.3.1.2 Applications for Payment shall not include requests for payment for portions of the Work for which the Contractor does not intend to pay a Subcontractor or supplier, unless such Work has been performed by others whom the Contractor intends to pay.

§ 9.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance in writing by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner's title to such materials and equipment or otherwise protect the Owner's interest, and shall include the costs of applicable insurance, storage, and transportation to the site, for such materials and equipment stored off the site.

§ 9.3.3 The Contractor warrants that title to all Work covered by an Application for Payment will pass to the Owner no later than the time of payment. The Contractor further warrants that upon submittal of an Application for Payment all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Contractor's knowledge, information, and belief, be free and clear of liens, claims, security interests, or encumbrances, in favor of the Contractor, Subcontractors, suppliers, or other persons or entities that provided labor, materials, and equipment relating to the Work.

§ 9.3.4 To the extent payment has been made by the Owner for amounts due, Owner shall be entitled to withhold payment to Contactor upon receipt of notice of any intent to file a lien in an amount sufficient to protect the interests of the Owner.

§ 9.3.5 At Substantial Completion or as provided by law, the Contractor may request a reduction of retainage in accordance with Section 9.8.5. Reduction in retainage will not be granted if the conditions defined in Section 9.5 exist, as determined by the Owner.

§ 9.4 Certificates for Payment

§ 9.4.1 The Architect will, within seven days after receipt of the Contractor's Application for Payment, either (1) issue to the Owner a Certificate for Payment in the full amount of the Application for Payment, with a copy to the Contractor; or (2) issue to the Owner a Certificate for Payment for such amount as the Architect and Owner determine is properly due, and notify the Contractor and Owner of the Architect's reasons for withholding certification in part as provided in Section 9.5.1; or (3) withhold certification of the entire Application for Payment, and notify the Contractor

and Owner of the Architect's reason for withholding certification in whole as provided in Section 9.5.1.**§ 9.4.2** The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect's evaluation of the Work and the data in the Application for Payment, that, to the best of the Architect's knowledge, information, and belief, the Work has progressed to the point indicated, the quality of the Work is in accordance with the Contract Documents, and that the Contractor is entitled to payment in the amount certified. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to correction of minor deviations from the Contract Documents prior to completion, and to specific qualifications expressed by the Architect. However, the issuance of a Certificate for Payment will not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work; (2) reviewed construction means, methods, techniques, sequences, or procedures; (3) reviewed copies of requisitions received from Subcontractors and suppliers and other data requested by the Owner to substantiate the Contractor's right to payment; or (4) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

(Paragraph deleted)

§ 9.5 Decisions to Withhold Certification

§ 9.5.1 The Architect shall withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Architect's opinion the representations to the Owner required by Section 9.4.2 cannot be made. If the Architect is unable to certify payment in the amount of the Application, the Architect will notify the Contractor and Owner as provided in Section 9.4.1. If the Contractor and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner. The Architect may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect's opinion to protect the Owner from loss for which the Contractor is responsible, including loss resulting from acts and omissions described in Section 3.3.2, because of

.1 defective Work not remedied after Contractor was provided with written notice to cure and failed to undertake and diligently pursue corrective action;

.2 third party claims filed or reasonable evidence indicating probable filing of such claims, unless security acceptable to the Owner is provided by the Contractor or unless the Contractor is unable to provide Owner with reasonable assurance of protection from financial liability;

.3 failure of the Contractor to make payments properly to Subcontractors or suppliers for labor, materials or equipment in accordance with the terms of this Agreement or Contractor's written third-party agreements;

.4 reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5 damage to the Owner or to a Separate Contractor;

.6 reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

.7 persistent failure to carry out the Work in accordance with the Contract Documents.

.8 failure of the Contractor to provide the executed releases and waivers of liens and claims from the Contractor, Subcontractors, and material suppliers for Work included in previous Applications for Payment for which the Owner has issued prior payment;

. 9 unsatisfactory prosecution of the Work in accordance with the Contract Documents;

.10 Contractor's failure to comply with government statutes and the law governing performance of the Work;

.11 Contractor's failure to submit progress schedule updates or a recovery schedule as required by the Contract Documents; or

.12 Contractor's failure to provide such support for billed items as required by the Agreement.

§ 9.5.2 When either party disputes the Architect's decision regarding a Certificate for Payment under Section 9.5.1, in whole or in part, that party may submit a Claim in accordance with Article 15.

§ 9.5.3 When the reasons for withholding certification are removed, certification will be made for amounts previously withheld. In no event may Contractor stop performing Work in connection with a good faith dispute, so long as Owner pays amounts not in dispute.

§ **9.5.4** If the Architect withholds certification for payment under Section 9.5.1.3, the Owner may, at its sole option, issue joint checks to the Contractor and to any Subcontractor or supplier to whom the Contractor failed to make payment for Work properly performed or material or equipment suitably delivered. If the Owner makes payments by joint check, the Owner shall notify the Architect and the Contractor shall reflect such payment on its next Application for Payment.

§ 9.6 Progress Payments

§ **9.6.1** After the Architect has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Architect.

§ **9.6.2** The Contractor shall pay each Subcontractor promptly, but in no event later than the time prescribed by law, the amount to which the Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of the Subcontractor's portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in a similar manner.

§ **9.6.3** The Architect will, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractor.

§ **9.6.4** The Owner has the right to request written evidence from the Contractor that the Contractor has properly paid Subcontractors and suppliers amounts paid by the Owner to the Contractor for subcontracted Work. If the Contractor fails to furnish such evidence within seven days, the Owner shall have the right to contact Subcontractors and suppliers to ascertain whether they have been properly paid. Neither the Owner nor Architect shall have an obligation to pay, or to see to the payment of money to, a Subcontractor or supplier, except as may otherwise be required by law.

§ **9.6.5** The Contractor's payments to suppliers shall be treated in a manner similar to that provided in Sections 9.6.2, 9.6.3 and 9.6.4.

§ **9.6.6** A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

§ **9.6.7** Unless the Contractor provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Contractor for Work properly performed by Subcontractors or provided by suppliers shall be held by the Contractor for those Subcontractors or suppliers who performed Work or furnished materials, or both, under contract with the Contractor for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Contractor.

§ **9.6.8** Provided the Owner has fulfilled its payment obligations under the Contract Documents, the Contractor shall defend and indemnify the Owner from all loss, liability, damage or expense, including reasonable attorney's fees and litigation expenses, arising out of any lien claim or other claim for payment by any Subcontractor or supplier of any tier. Upon receipt of notice of a lien claim or other claim for payment, the Owner shall notify the Contractor. If approved by the applicable court, when required, the Contractor may substitute a surety bond or other security acceptable to the Owner for the property against which the lien or other claim for payment has been asserted.

§ 9.7 Failure of Payment

If the Architect does not issue a Certificate for Payment, through no fault of the Contractor, within fourteen (14) days after receipt of the Contractor's Application for Payment, or if the Owner does not pay the Contractor within seven days after the date established in the Contract Documents, the amount certified by the Architect or awarded by binding dispute resolution, then the Contractor may, upon seven additional days' notice to the Owner and Architect, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately, and the Contract Sum shall be increased by the amount of the Contractor's reasonable costs of shutdown, delay and start-up, plus interest as provided for in the Contract Documents.

§ **9.7.2** Notwithstanding anything to the contrary, in no event shall the Contractor stop the Work in connection with any withholding of payment for an item in connection with a good faith dispute. The Owner shall make payment to the Contractor for Work not in dispute in accordance with the terms herein.

§ 9.8 Substantial Completion
§ 9.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work, which shall not be deemed to have occurred until Owner has received all applicable permits and approvals and other documents from any and all governmental authorities (excluding FDA) having jurisdiction over the Project necessary to permanently occupy or use the Work or designated portions thereof for its intended use. Under no circumstances shall the Work or any portion thereof be deemed to be Substantially Complete unless the Owner has unimpeded use of the portion of the Work and the Contractor has fully complied with the Contract Documents with only minor "punch list" items remaining to be completed by the Contractor. All punch list items shall reasonably be completed in not more than thirty (30) days. Other conditions precedent to Substantial Completion include the submission of Operation and Maintenance Manuals, warranties, guarantees, As-Builts and other documents required for Substantial Completion under the Contract Documents. The Work, or a designated portion thereof, shall be deemed substantially complete if Owner's failure to occupy or use is based on reasons unrelated to failure on the part of Contractor to perform in accordance with the terms of this Agreement.
§ 9.8.2 When the Contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor shall prepare and submit to the Architect and Owner a comprehensive list of items to be completed or corrected within thirty (30) days of Substantial Completion unless otherwise specified by the Architect and prior to final payment, commonly known as a "punch list" . Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents. The Owner shall be entitled to withhold one and one-half (1.5) times the value of the punch list items.

§ 9.8.3 Upon receipt of the Contractor's list, the Architect will make an inspection within a reasonable time to determine whether the Work or designated portion thereof is substantially complete. If the Architect's inspection discloses any item, whether or not included on the Contractor's list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect. In such case, the Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion.

§ 9.8.4 When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion that shall establish the date of Substantial Completion; establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance; and fix the time within which the Contractor shall finish all items on the list accompanying the Certificate. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion. If the Contractor fails to complete the items on the punch list within the time prescribed, the Owner may perform the Work itself or others and the cost thereof shall be charged against the Contractor and deducted from the Contract Sum. If re-inspections of the Work are performed by the Architect for identification of items to be completed or corrected, then re-inspections will be performed at the Contractor's expense.

§ 9.8.5 The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in the Certificate. Upon such acceptance, and consent of surety if any, the Owner shall make payment of retainage applying to the Work or designated portion thereof. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Contract Documents.

§ 9.9 Partial Occupancy or Use
§ 9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is consented to by the insurer and authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor shall prepare and submit a list to the Architect as provided under Section 9.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The stage of

the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect.

§ 9.9.2 Immediately prior to such partial occupancy or use, the Owner, Contractor, and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

§ 9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

§ 9.10 Final Completion and Final Payment

§ 9.10.1 Upon receipt of the Contractor's notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Architect will promptly make such inspection. When the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that to the best of the Architect's knowledge, information and belief, and on the basis of the Architect's on-site visits and inspections, the Work has been completed in accordance with the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable. The Architect's final Certificate for Payment will constitute a further representation that conditions listed in Section 9.10.2 as precedent to the Contractor's being entitled to final payment have been fulfilled.

§ 9.10.2 Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Architect and Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner's property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect, (3) a written statement that the Contractor knows of no reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment, (5) documentation of any special warranties, such as manufacturers' warranties or specific Subcontractor warranties, and (6) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts and releases and waivers of liens, claims, security interests, or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner, (7) all warranties and guarantees required by the Contract Documents, (8) a sworn conditional Final Release of Liens and Claims from the Contractor duly executed and acknowledged showing all subcontractors to be fully paid and similar final sworn statements from subcontractors and, where appropriate, from sub-subcontractors, and (9) all other documents required by the Agreement and other Contract Documents have been delivered to the Owner prior to final payment. If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien, claim, security interest, or encumbrance. If a lien, claim, security interest, or encumbrance remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging the lien, claim, security interest, or encumbrance, including all costs and reasonable attorneys' fees. Contractors shall provide unconditional Final Waiver from itself and all with lien rights within ten days of receipt of Final Payment.

§ 9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed, corrected, and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of the surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of Claims.

§ 9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from

- **.1** liens, Claims, security interests, or encumbrances arising out of the Contract and unsettled;
- **.2** failure of the Work to comply with the requirements of the Contract Documents;
- **.3** terms of special warranties required by the Contract Documents; or
- **.4** audits performed by the Owner, if permitted by the Contract Documents, after final payment.
- **.5** Latent failures of the Contractor to comply with the requirements of the Contract Documents; or
- **. 6** Insurance and indemnity obligations hereunder.

§ 9.10.5 Acceptance of final payment by the Contractor, a Subcontractor, or a supplier, shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment and those for indemnification or contribution from claims for bodily injury, death or property damages by or on behalf of third-parties as provided herein.

ARTICLE 10 PROTECTION OF PERSONS AND PROPERTY

(Paragraphs deleted)
§ 10.1 Safety Precautions and Programs. The Contractor shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the performance of the Contract. The Owner assumes no responsibility or liability for the safety of the Project site. Contractor shall be responsible for providing a safe place for the performance of the Work.

§ 10.2 Safety of Persons and Property

§ 10.2.1 The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury, or loss to

- .1 employees on the Work and other persons who may be affected thereby;
- .2 the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Contractor, a Subcontractor, or a Sub-subcontractor; and
- .3 other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures, and utilities not designated for removal, relocation, or replacement in the course of construction.

§ 10.2.2 The Contractor shall comply with, and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, bearing on safety of persons or property or their protection from damage, injury, or loss.

§ 10.2.3 The Contractor shall implement, erect, and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards; promulgating safety regulations; and notifying the owners and users of adjacent sites and utilities of the safeguards.

§ 10.2.4 When use or storage of explosives or other hazardous materials or equipment, or unusual methods are necessary for execution of the Work, the Contractor shall provide the Owner with advance written notice and shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

§ 10.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Sections 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Sections 10.2.1.2 and 10.2.1.3. The Contractor may make a Claim for the cost to remedy the damage or loss to the extent such damage or loss is attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor's obligations under Section 3.18.

§ 10.2.6 The Contractor shall designate a responsible member of the Contractor's organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor's superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

§ 10.2.7 The Contractor shall not permit any part of the construction or site to be loaded so as to cause damage or create an unsafe condition.

§ 10.2.8 Injury or Damage to Person or Property

If either party suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, notice of the injury or damage, whether or not insured, shall be

given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ 10.2.9 The Contractor shall promptly report in writing to the Owner all accidents, other than minor accidents for which no medical treatment is required, arising out of, or in connection with the Work which cause death, personal injury or property damage, giving full details and statements of any witnesses whether or not the Owner has actual knowledge of the accident. In addition, if death or serious personal injuries or serious damage are caused, the accident shall be reported immediately by telephone or messenger to the Owner and Architect.

§ 10.3 Hazardous Materials and Substances

§ 10.3.1 The Contractor is responsible for compliance with any requirements included in the Contract Documents regarding hazardous materials or substances. If the Contractor encounters a hazardous material or substance not addressed in the Contract Documents and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and shall provide written notification to the Owner and Architect of the condition.

§ 10.3.2 Upon receipt of the Contractor's notice, the Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to cause it to be rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of the material or substance or who are to perform the task of removal or safe containment of the material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Contractor and the Architect have no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. By Change Order, the Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Contractor's reasonable additional costs of shutdown, delay, and start-up.

§ 10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect's consultants, and agents and employees of any of them from and against claims, damages, losses, and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Section 10.3.1 and has not been rendered harmless, provided that such claim, damage, loss, or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), except to the extent that such damage, loss, or expense is due to the fault or negligence of the party seeking indemnity.

§ 10.3.4 The Owner shall not be responsible under this Section 10.3 for hazardous materials or substances the Contractor brings to the site unless such materials or substances are required by the Contract Documents. The Contractor shall provide the Owner with advance written notice of the use or storage of hazardous materials or equipment or unusual methods in execution of the Work and shall exercise the utmost care and carry on such activities under supervision of properly qualified personnel. The Owner shall be responsible for hazardous materials or substances required by the Contract Documents, except to the extent of the Contractor's fault or negligence in the use and handling of such materials or substances. Unless required by the Contract Documents, the Contractor shall not be required to perform without its consent, any Work relating to a hazardous material or substance, provided that such Contractor consent shall not be unreasonably withheld.

§ 10.3.5 The Contractor shall reimburse the Owner for the cost and expense the Owner incurs (1) for remediation of hazardous materials or substances the Contractor brings to the site and negligently handles, or (2) where the Contractor fails to perform its obligations under Section 10.3.1, except to the extent that the cost and expense are due solely to the Owner's fault or negligence.

§ 10.3.6 If, without negligence on the part of the Contractor, the Contractor is held liable by a government agency for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall reimburse the Contractor for all cost and expense thereby incurred.

§ 10.4 Emergencies
In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor's discretion, to prevent threatened damage, injury, or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Article 15 and Article 7.

ARTICLE 11 INSURANCE AND BONDS – SEE INSURANCE ADDENDUM ATTACHED HERETO AND INCORPORATED HEREIN.

§ **11.1** – See Exhibit B, Insurance, as amended

(Paragraphs deleted)
§ 11.2 All bond premiums paid by Subcontractors providing labor, materials or equipment of to the Project with a value in excess of $150,000 shall be a Cost of the Work. The Owner shall be named as a dual Obligee. The Contractor may request to bond others based upon the circumstances, which request shall not be unreasonably refused by the Owner.

ARTICLE 12 UNCOVERING AND CORRECTION OF WORK

§ 12.1 Uncovering of Work
§ 12.1.1 If a portion of the Work is covered contrary to the Architect's or Owner's request or to requirements specifically expressed in the Contract Documents, it must, if requested in writing by the Architect or Owner, be uncovered for the Architect's or Owner's examination and be replaced at the Contractor's expense. Including but not limited to testing and re-inspection costs, without change in the Contract Time.

§ 12.1.2 If a portion of the Work has been covered that the Architect or Owner has not specifically requested to examine prior to its being covered, the Architect or Owner may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, the Contractor shall be entitled to an equitable adjustment to the Contract Sum and Contract Time as may be appropriate. If such Work is not in accordance with the Contract Documents, the costs of uncovering the Work, and the cost of correction, shall be at the Contractor's expense, including but not limited to testing and re-inspection costs.

§ 12.2 Correction of Work
§ 12.2.1 Before Substantial Completion
The Contractor shall promptly correct Work rejected by the Architect or Owner or any governmental authority (excluding FDA) or failing to conform to the requirements of the Contract Documents, discovered before Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections, the cost of uncovering and replacement, and compensation for the Architect's services and expenses made necessary thereby, shall be at the Contractor's expense.

§ 12.2.2 After Substantial Completion
§ 12.2.2.1 In addition to the Contractor's obligations under Section 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Section 9.9.1, or by terms of any applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of notice from the Owner to do so, unless the Owner has previously given the Contractor a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Contractor and give the Contractor an opportunity to make the correction, the Owner waives the rights to make a claim for breach of warranty. If the Contractor fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner or Architect, the Owner may correct it in accordance with Section 2.5. Materials, part, and/or components employed in the warranty Work shall be of quality greater than and no less than equally to that of fully conforming equipment, components, materials and/or parts originally furnished by Contractor as part of its Work.

§ 12.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Work.

§ 12.2.2.3 Upon completion of any Work under or pursuant to this Paragraph 12.2, the one-year correction period in connection with the Work requiring correction shall be renewed and recommence as to the specific item(s) replaced and/or repaired.

§ 12.2.2.4 In the event any Work, material or equipment is replaced or repaired as a consequence of latent defects or failure to meet the terms of the Contract Documents, all warranties with respect to only such Work, material or equipment replaced or repaired shall continue following repair or replacement of such Work, material or equipment for an additional period equivalent to the original period of warranty for such Work, material or equipment as to the extent this is a reoccurring event.

§ 12.2.3 The Contractor shall remove from the site portions of the Work that are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

§ 12.2.4 The Contractor shall bear the cost of correcting destroyed or damaged construction of the Owner or Separate Contractors, whether completed or partially completed, caused by the Contractor's correction or removal of Work that is not in accordance with the requirements of the Contract Documents.

§ 12.2.5 Nothing contained in this Section 12.2 shall be construed to establish a period of limitation with respect to other obligations the Contractor has under the Contract Documents. Establishment of the one-year period for correction of Work as described in Section 12.2.2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor's liability with respect to the Contractor's obligations other than specifically to correct the Work.

§ 12.3 Acceptance of Nonconforming Work

If the Owner prefers to accept Work that is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made. The Owner's acceptance of the Work or any portion thereof that is not in accordance with the requirements of the Contract Documents shall be effective only when the Owner's acceptance of such specifically identified deficiency is memorialized in writing and signed by an agent of the Owner authorized by law to do so.

ARTICLE 13 MISCELLANEOUS PROVISIONS

§ 13.1 Governing Law

The Contract shall be governed by the law of the Commonwealth of Pennsylvania without application to its choice of law provisions.

§ 13.2 Successors and Assigns

§ 13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns, and legal representatives to covenants, agreements, and obligations contained in the Contract Documents. Except as provided in Section 13.2.2, or set forth elsewhere in the Contract Documents, the Contractor shall not transfer, sell or assign the Contract as a or any portion thereof or its rights, title or interest therein, without written consent of the Owner. If the Contractor attempts to make an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 13.2.2 The Owner may, without consent of the Contractor, assign the Contract to an institutional lender providing construction financing for the Project, if the lender assumes the Owner's rights and obligations under the Contract Documents. The Contractor shall execute all consents reasonably required to facilitate the assignment. The Owner may also without the consent of the Contractor, assign the Contract to a successor in interest or a related or affiliated entity.

§ 13.3 Rights and Remedies

§ 13.3.1 Except as expressly provided in the Contract Documents, duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights, and remedies otherwise imposed or available by law.

§ **13.3.2** No action or failure to act by the Owner, Architect, or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed upon in writing.

§ 13.4 Tests and Inspections

§ **13.4.1** Tests, inspections, and approvals of portions of the Work shall be made as required by the Contract Documents and by applicable laws, statutes, ordinances, codes, rules, and regulations or lawful orders of public authorities. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections, and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections, and approvals. The Contractor shall give the Architect and Owner timely notice of when and where tests and inspections are to be made so that the Architect and Owner may be present for such procedures. The Owner shall bear costs of tests, inspections, or approvals that do not become requirements until after bids are received or negotiations concluded. The Owner shall directly arrange and pay for tests, inspections, or approvals where building codes or applicable laws or regulations so require.

§ **13.4.2** If the Architect, Owner, or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection, or approval not included under Section 13.4.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection, or approval, by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect and Owner of when and where tests and inspections are to be made so that the Architect may be present for such procedures. Such costs, except as provided in Section 13.4.3, shall be at the Owner's expense.

§ **13.4.3** If procedures for testing, inspection, or approval under Sections 13.4.1 and 13.4.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure, including those of repeated procedures and compensation for the Architect's services and expenses, in addition to the procedures and compensation the independent testing and inspection firm's services and expenses, shall be at the Contractor's expense.

§ **13.4.4** Required certificates of testing, inspection, or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

§ **13.4.5** If the Architect is to observe tests, inspections, or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.

§ **13.4.6** Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

§ 13.5 Interest

Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at the rate the parties agree upon in writing.

ARTICLE 14 TERMINATION OR SUSPENSION OF THE CONTRACT

§ 14.1 Termination by the Contractor

§ **14.1.1** Provided the Contractor can demonstrate that it has been materially harmed thereby, the Contractor may terminate the Contract if the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor, a Subcontractor, a Sub-subcontractor, their agents or employees, or any other persons or entities performing portions of the Work, for any of the following reasons:

.1 Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped;

.2 An act of government, such as a declaration of national emergency, that requires all Work to be stopped;

.3 Because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Section 9.4.1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or

.4 The Owner has failed to furnish to the Contractor reasonable evidence as required by Section 2.2.

The Contractor acknowledges and agrees that it executed this Agreement during a pandemic and that any act or order associated therewith shall not serve as a basis for termination no matter the length of the stoppage.

§ 14.1.2 The Contractor may terminate the Contract if, through no act or fault of the Contractor, a Subcontractor, a Sub-subcontractor, their agents or employees, or any other persons or entities performing portions of the Work, repeated suspensions, delays, or interruptions of the entire Work by the Owner as described in Section 14.3, constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is more.

§ 14.1.3 If one of the reasons described in Section 14.1.1 or 14.1.2 exists, the Contractor may, upon thirty days' notice to the Owner and Architect, terminate the Contract and recover from the Owner payment for Work executed and profit thereon,, and reasonable out-of-pocket costs incurred by reason of such termination, and no further remuneration.

§ 14.1.4 If the Work is stopped for a period of 90 consecutive days through no act or fault of the Contractor, a Subcontractor, a Sub-subcontractor, or their agents or employees or any other persons or entities performing portions of the Work because the Owner has repeatedly failed to fulfill the Owner's obligations under the Contract Documents with respect to matters important to the progress of the Work, the Contractor may, upon 15 additional days' notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Section 14.1.3.

§ 14.2 Termination by the Owner for Cause

§ 14.2.1 The Owner may terminate the Contract if the Contractor

- **.1** refuses or fails to supply enough properly skilled workers or proper materials;
- **.2** fails to make payment to Subcontractors or suppliers in accordance with the respective agreements between the Contractor and the Subcontractors or suppliers;
- **.3** disregards applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of a public authority applicable to Contractor's performance of its Work; or
- **.4** otherwise is guilty of material breach of a provision of the Contract Documents
- **.5** shall institute proceedings or consent to proceedings requesting relief or arrangement under the Federal Bankruptcy Code or any similar or applicable federal or state law; or if a petition under any federal or state bankruptcy or insolvency law is filed against the Contractor and such petition is not dismissed within sixty (60) days from the date of said filing; or if the Contractor admits in writing, his inability to pay his debts generally as they become due, or if it makes a general assignment for the benefit of its creditors, or if a receiver, liquidator, trustee or assignee is appointed on account of its bankruptcy or insolvency; or if a receiver of all or any substantial portion of the Contractor's properties is appointed.

§ 14.2.2 When any of the reasons described in Section 14.2.1 exist, , the Owner may, without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor's surety, if any, seven days' notice, terminate employment of the Contractor and may, subject to any prior rights of the surety:

- **.1** Exclude the Contractor from the site and take possession of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;
- **.2** Accept assignment of subcontracts pursuant to Section 5.4; and
- **.3** Finish the Work by whatever reasonable method the Owner may deem expedient. Upon written request of the Contractor, the Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ 14.2.3 When the Owner terminates the Contract for one of the reasons stated in Section 14.2.1, the Contractor shall not be entitled to receive further payment until the Work is finished. The Owner's right to terminate the Agreement pursuant to this Subparagraph 14.2 shall be in addition to and not in limitation of any rights or remedies existing hereunder or pursuant hereto or at law or in equity.**§ 14.2.4** If such costs, damages and expenses incurred by the Owner in finishing the Work, including, but not limited to, compensation for the Architect's services and expenses, and professional fees and expenses, and other damages incurred by the Owner exceed the unpaid balance, the Contractor shall pay the difference to the Owner. This obligation for payment shall survive termination of the Contract.
(Paragraph deleted)

§ 14.2.4.1 Upon determination that a termination of this Contract under this Section was wrongful, or improper for any reason, such termination shall automatically be deemed converted to a termination by the

Owner for convenience and the Contractor's sole remedy for such wrongful termination shall be limited to the recoveries specified under Section 14.3.

§ 14.3 Suspension by the Owner for Convenience

§ 14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work, in whole or in part for such period of time as the Owner may determine. Any suspension by the Owner for convenience does not constitute grounds for termination by the Contractor under Section 14.1.

§ 14.3.2 The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay, or interruption under Section 14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent

.1 that performance is, was, or would have been, so suspended, delayed, or interrupted, by another cause for which the Contractor is responsible; or

.2 that an equitable adjustment is made or denied under another provision of the Contract.

§ 14.4 Termination by the Owner for Convenience

§ 14.4.1 The Owner may, at any time, terminate the Contract for the Owner's convenience and without cause, even though Contractor has not failed to perform any part of the Contract. Termination by the Owner under this Paragraph shall be by a written notice of termination delivered to the Contractor specifying the extent of termination and the effective date.

§ 14.4.2 Upon receipt of notice from the Owner of such termination for the Owner's convenience, the Contractor shall

.1 cease operations as directed by the Owner in the notice;

.2 take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and

.3 except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

.4 Proceed to complete the performance of the Work not terminated, if any. Deliver drawings, specifications, instruments of service, warranties, operation and maintenance manuals, project closeout documents and other necessary information to the Owner.

§ 14.4.3 Upon such termination the Contractor shall recover as its sole remedy payment for Work properly performed prior to the effective date of termination and for items properly and timely fabricated off the Project site, delivered and stored in accordance with the Owner's instructions and any out-of-pocket termination costs such as restocking fees and non-cancellable/nonrefundable items. The Contractor hereby waives and forfeits all other claims for payment and damages, including, without limitation, anticipated and/or unearned profits, consequential or indirect damages.

§ 14.4.4 All obligations of the Contractor under the Contract with respect to completion of the Work, including but not limited to all warranties, guarantees and indemnities, shall apply to all Work completed or Substantially Completed by the Contractor prior to a convenience termination by the Owner. Notwithstanding the above, any convenience termination by the Owner or payments to the Contractor shall be without prejudice to any claims or legal remedies that the Owner may have against the Contractor for any cause.

ARTICLE 15 CLAIMS AND DISPUTES

§ 15.1 Claims

§ 15.1.1 Definition

A Claim is a demand or assertion by one of the parties seeking, as a matter of right, payment of money, a change in the Contract Time, or other relief with respect to the terms of the Contract. The term "Claim" also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract. The responsibility to substantiate Claims shall rest with the party making the Claim. This Section 15.1.1 does not require the Owner to file a Claim in order to impose liquidated damages in accordance with the Contract Documents.

§ 15.1.1.1 The parties agree that upon the receipt of a Claim, within ten (10) business days, Stacy Percoski on behalf of Contractor and Kate Romano on behalf of Owner shall meet in an effort to resolve the same. Should such meeting be unsuccessful in resolving the Claim, within fifteen (15) business days, Jeff Jenkins on behalf of Contractor and Suma

Krishnan on behalf of the Owner shall meet within ten (10) business days. Upon failure to resolve the Claim at such meeting, the dispute resolution provisions herein shall then be followed.

§ 15.1.2 Time Limits on Claims

The Owner and Contractor shall commence all Claims and causes of action against the other and arising out of or related to the Contract, whether in contract, tort, breach of warranty or otherwise, in accordance with the requirements of the binding dispute resolution method selected in the Agreement and within the period specified by applicable law., The Owner and Contractor waive all Claims and causes of action not commenced in accordance with this Section 15.1.2.

§ 15.1.3 Notice of Claims

§ 15.1.3.1 Claims by either the Owner or Contractor, where the condition giving rise to the Claim is first discovered prior to expiration of the period for correction of the Work set forth in Section 12.2.2, shall be initiated by notice to the other party and to the Initial Decision Maker with a copy sent to the Architect, if the Architect is not serving as the Initial Decision Maker. Claims by either party. Claims by the Contractor under this Section 15.1.3.1 shall be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after it first recognizes the condition giving rise to the Claim, whichever is later. The Claim shall identify all causes of action, basis for requested relief including all facts and events, and an itemization of the claim amount including supporting documentation of the Claim amount.

§ 15.1.3.2 Payment of a Change Order shall constitute accord and satisfaction of all Claims in connection with the change or changes to the Contract Documents addressed by the Change Order, and it is understood and agreed that a signed Change Order shall be the complete and full integrated agreement for all related costs including but not limited to delay, inefficiency, overtime, and/or acceleration costs, and that there are no oral or written understandings, representations or agreements, directly or indirectly, connected with the Change Order that are not affirmatively stated on the signed Change Order. The Contractor's execution of a Change Order constitutes a representation that it will make no further Claims for damages inconsistent with this paragraph.

§ 15.1.3.3 Claims by either the Owner or Contractor, where the condition giving rise to the Claim is first discovered after expiration of the period for correction of the Work set forth in Section 12.2.2, shall be initiated by notice to the other party. In such event, no decision by the Initial Decision Maker is required.

§ 15.1.4 Continuing Contract Performance

§ 15.1.4.1 Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Section 9.7 and Article 14, the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Contract Documents.

§ 15.1.4.2 The Contract Sum and Contract Time shall be adjusted in accordance with the Initial Decision Maker's decision, subject to the right of either party to proceed in accordance with this Article 15. The Architect will issue Certificates for Payment in accordance with the decision of the Initial Decision Maker. [Drafting Note - Architect not issuing CO?]

§ 15.1.5 Claims for Additional Cost

If the Contractor wishes to make a Claim for an increase in the Contract Sum, notice as provided in Section 15.1.3 shall be given before proceeding to execute the portion of the Work that is the subject of the Claim. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.4.

§ 15.1.5.1 If the Contractor believes additional cost is involved for reasons including, but not limited to, (1) a written interpretation from the Architect, (2) an order by the Owner to stop the Work where the Contractor was not at fault, (3) a written order for a minor change in the Work issued by the Architect, (4) failure of payment by the Owner, (5) termination of the Agreement by the Owner, (6) Owner's suspension, or (7) other reasonable grounds, a timely Claim shall be filed in accordance with this Section 15.1.3.

§ 15.1.6 Claims for Additional Time

§ 15.1.6.1 If the Contractor wishes to make a Claim for an increase in the Contract Time, notice as provided in Section 15.1.3 shall be given. The Contractor's Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay, only one Claim is necessary.

§ **15.1.6.2** If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, where they were beyond a fifteen (15) year coverage for the area could not have been reasonably anticipated, and had an adverse effect on the scheduled construction.

§ **15.1.6.3** The Contractor's Construction Schedule must reflect anticipated adverse weather delays in all weather-dependent activities.

§ **15.1.6.4** Upon acknowledgement of the Notice to Proceed and continuing throughout the Contract, the Contractor will record in a daily log the occurrence of adverse weather and resultant impact to normally scheduled critical path Work. Actual adverse weather delay days must prevent work on critical activities for 50 percent or more of the Contractor's scheduled work- day in order to constitute an adverse weather delay day. The number of actual adverse weather delay days shall include days impacted by actual adverse weather (even if adverse weather occurred in a previous month), be calculated chronologically from the first to the last day of each month, and be recorded as full days. If the number of actual adverse weather delay days exceeds the number of days anticipated in sub-subparagraph 15.1.6.3 above, the Architect will convert any qualifying delays to calendar days, giving full consideration for equivalent fair weather work days, and issue a no-cost Change Order for additional days, to be executed by the Owner, Architect and Contractor. This no-cost Change Order shall be the sole remedy for delays associated with weather.

§ 15.1.7 Waiver of Claims for Consequential Damages
The Contractor and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver
(Paragraphs deleted)
is applicable, without limitation, to all consequential damages due to either party's termination in accordance with Article 14.

§ 15.2 Miscellaneous
§ **15.2.1** In the event of a dispute giving rise to a Claim, representatives of the parties shall meet in an effort to reach a resolution. Stacy Percoski shall participate on behalf of the Contractor and Kate Romano shall participate on behalf of the Owner. If unable to do resolve the Claim, officers of the parties shall meet within fifteen (15) days thereafter to review the Claim and reach a resolution. Jeff Jenkins shall participate on behalf of the Contractor and Suma Krishnan shall participate on behalf of the Owner. If unable to do resolve the Claim, the Claim shall be subject to the dispute resolution provisions of Section 15.3 and 15.4. .

§ **15.2.2** In the event of a Claim against the Contractor, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Contractor's default, the Owner may, but is not obligated to, notify the surety, and request the surety's assistance in resolving the controversy.

§ **15.2.3** If a Claim relates to or is the subject of a mechanic's lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines.

(Paragraphs deleted)
§ 15.3 Mediation
§ **15.3.1** Claims, disputes, or other matters in controversy arising out of or related to the Contract, except those waived as provided for in Sections 9.10.4, 9.10.5, and 15.1.7, shall be subject to mediation as a condition precedent to binding dispute resolution.

§ **15.3.2** The parties shall endeavor to resolve their Claims by mediation with a mutually acceptable mediator, or if unable to agree upon one, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of binding dispute resolution proceedings but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

(Paragraphs deleted)

§ 15.4 Litigation or Arbitration

§ 15.4.1 Any and all claims shall be subject to litigation or arbitration at the option of the Owner. The Contractor shall advise the Owner of its intent to proceed with a Claim and request the Owner to advise as to its selection of arbitration or litigation. Failure of the Owner to respond within ten (10) business days shall be deemed to be the selection of litigation. Any arbitration shall be filed with the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of the Agreement and shall be conducted in the place where the Project is located.

§ 15.4.1.1 In the event of arbitration, a demand for arbitration shall be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when the institution of legal or equitable proceedings based on the Claim would be barred by the applicable statute of limitations. For statute of limitations purposes, receipt of a written demand for arbitration by the person or entity administering the arbitration shall constitute the institution of legal or equitable proceedings based on the Claim.

§ 15.4.2 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

§ 15.4.3 The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement, shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

§ 15.4.4 Consolidation or Joinder

§ 15.4.4.1 In the event of arbitration, subject to the rules of the American Arbitration Association or other applicable arbitration rules, either party may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (1) the arbitrations to be consolidated substantially involve common questions of law or fact, and (3) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).

§ 15.4.4.2 In the event of arbitration, subject to the rules of the American Arbitration Association or other applicable arbitration rules, either party may include by joinder persons or entities substantially involved in a common question of law or fact whose presence is required if complete relief is to be accorded in arbitration

§ 15.4.4.3 In the event of arbitration, the Owner and Contractor grant to any person or entity made a party to an arbitration conducted under this Section 15.4, whether by joinder or consolidation, the same rights of joinder and consolidation as those of the Owner and Contractor under this Agreement.

KRYSTAL BIOTECH, INC.	THE WHITING-TURNER CONTRACTING COMPANY
DocuSigned by: Krish Krishnan 26B27F8B83E84C0...	DocuSigned by: Samuel R. Wells E814C2E756BE45B...
OWNER *(Signature)*	**CONSTRUCTION MANAGER** *(Signature)*
DS AP DS KR	DS